As filed with the Securities and Exchange Commission on April 8, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PAR PETROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1311	84-1060803
(State or other jurisdiction of	(Primary Standard Industrial	(IRS Employer
incorporation or organization)	Classification Code Number)	Identification Number)

1301 McKinney, Suite 2025

Houston, Texas 77010

(713) 969-3923

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

R. Seth Bullock

Chief Financial Officer

Par Petroleum Corporation

1301 McKinney, Suite 2025

Houston, Texas 77010

(713) 969-3923

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

E. James Cowen

Kevin J. Poli

Porter Hedges LLP

1000 Main Street, 36th Floor

Houston, Texas 77002

(713) 226-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, par value $0.01 per share	$50,000,000	$6,820

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 8, 2013

PRELIMINARY PROSPECTUS

             Shares of Common Stock

Issuable Upon Exercise of Non-Transferable Warrants

We are conducting a rights offering and we are offering, at no charge, one non-transferable warrant with respect to each share of our common stock outstanding as of the close of business on                 , 2013. Warrantholders will be entitled to purchase                 shares of our common stock for every warrant held at an exercise price of $         per share. We anticipate that holders of disputed unsecured claims (see “Summary — Our Plan of Reorganization” for more information) will also be entitled to receive warrants and participate in the offering based on the number of shares of common stock that such holders could receive if their claims were liquidated in amount and allowed as filed with the U.S. Bankruptcy Court. Our inclusion of the holders of disputed unsecured claims in this offering does not represent a concession that such claims will or should be allowed when they are ultimately determined. The warrant exercise price and other terms of the rights offering were approved by the disinterested members of our board of directors. If all of the warrants are exercised in the rights offering, the total purchase price of all of our common stock sold in the rights offering will be $         million.

Each warrantholder who fully exercises its basic subscription privilege may also subscribe for additional shares at the same exercise price per share pursuant to the oversubscription privilege if other warrantholders do not fully exercise their warrants. If an insufficient number of shares are available to fully satisfy oversubscription privilege requests, the available shares, if any, will be allocated pro rata among warrantholders who exercised their oversubscription privilege based upon the total number of shares held by such warrantholders (inclusive of shares that could be received by holders of disputed unsecured claims as described above), including the number of shares each warrantholder subscribed for under the basic subscription privilege, and the application of our certificate of incorporation’s ownership change limitations.

The warrants are exercisable beginning on the date of this prospectus and will expire if they are not exercised by 5:00 p.m., New York City time, on                 , 2013, unless extended by us from time to time in our sole discretion. Warrants that are not exercised by the expiration date of the rights offering will expire and will have no value. Warrants will not be separately certificated and are not separately transferable. Warrantholders who exercise their warrants will not be entitled to revoke their exercise. Warrantholders who do not exercise their warrants will relinquish any value inherent in the warrants and their relative ownership level of our outstanding common stock will decrease.

We expect to enter into investment agreements, or the Investment Agreements, with certain stockholders under which, subject to the terms and conditions thereof, they will agree to purchase from us, at the exercise price and pro rata based on their ownership prior to the offering, a number of shares of our common stock equal to the number of shares remaining as a result of warrantholders not fully exercising their warrants, such that gross proceeds of the rights offering will be no less than $         million. As stockholders as of the record date and pursuant to the Investment Agreements, backstop purchasers will still have the right to subscribe for and purchase shares of our common stock under the basic subscription right, but will agree not to exercise their oversubscription privilege. Backstop purchasers will only purchase unsubscribed shares pursuant to the Investment Agreements to the extent they are not purchased by other warrantholders in connection with the oversubscription privilege. The purchase of any shares by backstop purchasers pursuant to the Investment Agreements would be affected in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, and, accordingly, would not be registered pursuant to the registration statement of which this prospectus forms a part. Backstop purchasers are expected to receive a fee in connection with serving as the backstop purchasers. References in this prospectus to the “backstop purchasers” refer to the participating stockholders in their capacities as parties to the Investment Agreements.

In order to avoid an “ownership change” for federal income tax purposes, our certificate of incorporation prohibits any person from becoming a holder of 5% or more of our outstanding common stock, and restricts the ability of any holder of 5% or more of our common stock from disposing of or acquiring shares of our common stock without our consent, except under limited circumstances. Consequently, there are limitations on the exercise of the warrants as described in this prospectus.

Our common stock is quoted on the OTC Bulletin Board under the symbol “PARR.” The last reported sale price of our common stock on April 5, 2013 was $1.60 per share.

We reserve the right to cancel the rights offering at any time. If canceled, the exercise price will be promptly returned by mail or by wire transfer of immediately available funds to exercising warrantholders, without interest or deduction. If the rights offering is canceled, the warrants will not be exercisable and will have no value.

EXERCISING THE WARRANTS REQUIRES AN INVESTMENT IN OUR COMMON STOCK. AN INVESTMENT IN OUR COMMON STOCK INVOLVES RISK. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 22 OF THIS PROSPECTUS BEFORE EXERCISING YOUR WARRANTS.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                , 2013

i

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with additional or different information. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Industry and Market Data

The market data and certain other statistical information contained in or incorporated by reference into this prospectus are based on independent industry publications, government publications or other published independent sources. Although we believe these third-party sources are reliable and that the information is accurate and complete, we have not independently verified the information nor have we ascertained the underlying economic or operational assumptions relied upon therein.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in or incorporated by reference into this prospectus. Because this summary provides only a brief overview of the key aspects of the offering, it does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including “Risk Factors” beginning on page 22, “Cautionary Note Regarding Forward-Looking Statements” beginning on page 37 and the documents incorporated by reference, which are described under “Incorporation of Certain Information by Reference,” before making an investment decision. As used in this prospectus, unless otherwise indicated, “we,” “our,” “us” or similar terms refer collectively to Par Petroleum Corporation and its operating subsidiaries.

Our estimated proved reserves information as of December 31, 2012 was evaluated by Netherland, Sewell & Associates, Inc., or NSAI, our independent reserve engineers. We have included a glossary of some of the oil and natural gas terms used in this prospectus in Appendix A.

Overview

We are an independent natural gas and oil company based in Houston, Texas. Our primary asset is a 33.34% non-operated equity interest in Piceance Energy, LLC, or Piceance Energy, as described in more detail below. We are the successor entity to Delta Petroleum Corporation, or Delta, following its emergence from bankruptcy. On emergence, Delta changed its name to Par Petroleum Corporation. In addition to our interest in Piceance Energy, we own non-operated working interests in offshore California, Colorado and New Mexico. Our total estimated proved reserves as of December 31, 2012, which includes our share of the estimated proved reserves of Piceance Energy, were 167.9 Bcfe, consisting of 123.1 Bcf of natural gas, 6.3 MMBbls of NGLs and 1.1 MMBbls of oil. The PV-10 of our estimated proved reserves at December 31, 2012 was approximately $80.0 million. At December 31, 2012, our standardized measure of discounted cash flows, which includes the estimated impact of future income taxes, totaled approximately $80.0 million (See “— Natural Gas and Oil Reserves — Reconciliation of PV-10 to Standardized Measure” for a reconciliation of PV-10 to our standardized measure of discounted future net cash flows).

On December 31, 2012, we acquired Texadian Energy, Inc. (formerly known as SEACOR Energy Inc.), or Texadian, for approximately $14.0 million plus estimated working capital at closing. Texadian operates a crude oil sourcing, marketing, transportation and distribution business with significant logistics capability in historical pipeline shipping status, a rail car fleet, and tow and barge chartering. As a result of this acquisition, our business for 2013 and future years will also include commodities marketing and logistics relating to the purchase, storage, transportation and sale of energy and related products.

Our Plan of Reorganization

Background and Plan Approval

On December 16, 2011, Delta and its subsidiaries Amber Resources Company of Colorado, DPCA, LLC, Delta Exploration Company, Inc., Delta Pipeline, LLC, DLC, Inc., CEC, Inc. and Castle Texas Production Limited Partnership filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware, or the Bankruptcy Court. On January 6, 2012, Castle Exploration Company, Inc., a subsidiary of Delta Pipeline, LLC, also filed a voluntary petition under Chapter 11 in the Bankruptcy Court. Delta and its subsidiaries included in the bankruptcy petitions are collectively referred to as the Debtors.

On December 27, 2011, the Debtors filed a motion requesting an order to approve matters relating to a proposed sale of Delta’s assets, including bidding procedures, establishment of a sale auction date and establishment of a sale hearing date. On January 11, 2012, the Bankruptcy Court issued an order approving these matters. On March 20, 2012, Delta announced that it was seeking court approval to amend the bidding procedures for its upcoming auction to allow bids relating to potential plans of reorganization as well as asset sales. On March 22, 2012, the Bankruptcy Court approved the revised procedures.

Following the auction, the Debtors obtained approval from the Bankruptcy Court to proceed with Laramie Energy II, LLC, or Laramie, as the sponsor of a plan of reorganization, or the Plan. In connection with the Plan, Delta entered into a non-binding term sheet describing a transaction by which Laramie and Delta intended to form a new joint venture, Piceance Energy. On June 4, 2012, Delta entered into a Contribution Agreement, or the Contribution Agreement, with Piceance Energy and Laramie to effect the transactions contemplated by the term sheet.

On June 4, 2012, the Debtors filed a disclosure statement relating to the Plan. The Plan was confirmed on August 16, 2012 and was declared effective on August 31, 2012, or the Emergence Date. On the Emergence Date, Delta consummated the transaction contemplated by the Contribution Agreement and each of Delta and Laramie contributed to Piceance Energy their respective assets in the Piceance Basin. Piceance Energy is owned 66.66% by Laramie and 33.34% by us.

On the Emergence Date, Delta also amended and restated its certificate of incorporation and bylaws. The certificate of incorporation contains restrictions that render void certain transfers of our stock that involve a holder of five percent or more of our shares. The purpose of this provision is to preserve certain of our tax attributes, including net operating loss carryforwards that we believe may have value. Under the bylaws, our board of directors has five members, each of whom was appointed by our stockholders pursuant to a Stockholders’ Agreement entered into on the Emergence Date.

Piceance Energy

Contemporaneously with the consummation of the Contribution Agreement, Par Piceance Energy Equity LLC, a wholly owned subsidiary, or Par Piceance Energy Equity, entered into a Limited Liability Company Agreement with Laramie that governs the operations of Piceance Energy, or the LLC Agreement. The business of Piceance Energy is to own the natural gas and oil, surface real estate, and related assets formerly owned by Laramie and us in Garfield and Mesa Counties, Colorado, or other assets subsequently acquired by Piceance Energy, and to operate such assets. Pursuant to the LLC Agreement, Piceance is managed by Laramie, which controls its day-to-day operations, subject to the supervision of a six-person board, four (4) of which were appointed by Laramie and two (2) of which were appointed by Par Piceance Energy Equity. Certain major decisions require the unanimous consent of the board. The LLC Agreement provides that the sole manager, which is initially Laramie, may make a written capital call such that each member shall make additional capital contributions up to an aggregate combined total capital contributions of $60 million, if approved by a majority of the board. If any member does not fund its share of the capital call, its interest may be reduced or diluted to the extent of the shortfall. The LLC Agreement also contains certain restrictions on transfers by the members of their units. One such restriction provides that in the event one member elects to sell or transfer a majority of its units, the other member may elect to participate in such sale. The LLC Agreement also provides that under certain circumstances, a member desiring to transfer all, but not less than all, of its units may require the other member to participate in such transfer.

Laramie and Piceance Energy also entered into a Management Services Agreement pursuant to which Laramie agreed to provide certain services to Piceance Energy for a fee of $650,000 per month.

General Recovery Trust and Wapiti Trust

On the Emergence Date, two trusts were formed: the Wapiti Recovery Trust, or the Wapiti Trust, and the Delta Petroleum General Recovery Trust, or the General Trust, and together with the Wapiti Trust, the Recovery Trusts. The Recovery Trusts were formed to pursue certain litigation against third-parties, including preference actions, fraudulent transfer and conveyance actions, rights of setoff and other claims, or causes of action under the U.S. Bankruptcy Code, and other claims and potential claims that the Debtors hold against third parties. The Recovery Trusts were funded with $1.0 million each pursuant to the Plan.

On September 19, 2012, the Wapiti Trust settled all causes of action against Wapiti Oil & Gas Energy, LLC, or Wapiti Oil & Gas. Wapiti Oil & Gas made a one-time cash payment in the amount of $1.5 million to the Wapiti Trust as consideration for the release of claims against it. These proceeds were then distributed to us, along with funds remaining from the initial funding of the Wapiti Trust of approximately $1.0 million. Further distributions are not anticipated from the Wapiti Trust and the Wapiti Trust is anticipated to be liquidated during 2013.

The General Trust is pursuing all bankruptcy causes of action not otherwise vested in the Wapiti Trust, claim objections and resolutions, and all other responsibilities for winding-up the bankruptcy. The General Trust is overseen by a three person General Trust Oversight Board and our Chief Executive Officer is the trustee, or the Recovery Trustee. Costs, expenses and obligations incurred by the General Trust are charged against assets in the General Trust. To conduct its operations and fulfill its responsibilities under the Plan and the trust agreements, the Recovery Trustee may request additional funding from us. Any litigation pending at the time we emerged from Chapter 11 was transferred to the General Trust for resolution and settlement in accordance with the Plan and the order confirming the Plan. We are the beneficiary for each of the Recovery Trusts, subject to the terms of the respective trust agreements and the Plan. Since the Emergence Date, the General Trust has filed various claims and causes of action against third parties before the Bankruptcy Court, which actions are ongoing. Upon liquidation of the various claims and causes of action held by the General Trust, the proceeds, less certain administrative reserves and expenses, will be transferred to us. It is unknown at this time what proceeds, if any, we will realize from the General Trust’s litigation efforts.

Through March 19, 2013, the Recovery Trusts have released approximately $5.2 million to us, which is available for our general use, due to a negotiated reduction in certain fees and claims associated with the bankruptcy, as well as a favorable variable variance in actual expenses versus budgeted expenses.

Shares Reserved for Unsecured Claims

The Plan provides that certain allowed general unsecured claims be paid with shares of our common stock. On the Emergence Date, 106 claims totaling approximately $73.7 million had been filed in the bankruptcy. Between the Emergence Date and December 31, 2012, the Recovery Trustee settled 25 claims with an aggregate face amount of $6.6 million for approximately $258,905 in cash and 202,753 shares of stock. Subsequent to year end and up to March 25, 2013, the Recovery Trustee settled an additional 25 claims with an aggregate face amount of $12.3 million for approximately $676,092 in cash and 1,469,575 shares of stock.

As of March 25, 2013, it is estimated that a total of 56 claims totaling $54.8 million remain to be resolved by the Recovery Trustee. The largest remaining proof of claim was filed by the US Government for approximately $22.4 million relating to ongoing litigation concerning a plugging and abandonment obligation in Pacific Outer Continental Shelf Lease OCS-P 0320, comprising part of the Sword Unit in the Santa Barbara Channel, California. We believe the probability of issuing stock to satisfy the full claim amount is remote, as the obligations upon which such proof of claim is asserted are joint and several among all working interest owners, and Delta owned a 2.41934% working interest in the unit. In addition, litigation and/or settlement efforts are ongoing with Macquarie Capital (USA), Inc. and Swann and Buzzard Creek Royalty Trust, as well as other claimholders.

The settlement of claims is subject to ongoing litigation and we are unable to predict with certainty how many shares of our common stock will be required to satisfy all claims. Pursuant to the Plan, allowed claims are settled at a ratio of 544 shares per $1,000 of claim. At December 31, 2012, we have a reserve of approximately $8.7 million representing the estimated value of claims remaining to be settled which are deemed probable and estimable at year end. A summary of claims is as follows:

	Emergence-Date August 31, 2012		Year-ended December 31, 2012
	Filed Claims		Settled Claims				Remaining Filed Claims
					Consideration
	Count	Amount	Count	Amount	Cash	Stock	Count	Amount
U.S. Government Claims	3	$22,364,000	—	$—	$—	—	3	$22,364,000
Former Employee Claims	32	16,379,849	13	3,685,253	229,478	202,231	19	12,694,596
Macquarie Capital (USA) Inc.	1	8,671,865	—	—	—	—	1	8,671,865
Swann and Buzzard Creek Royalty Trust	1	3,200,000	—	—	—	—	1	3,200,000
Other Various Claims*	69	23,120,396	12	2,914,859	29,427	522	57	20,205,537

Total	106	$73,736,110	25	$6,600,112	$258,905	202,753	81	$67,135,998

	Subsequent to Year-ended December 31, 2012 through March 19, 2013
	Settled Claims				Remaining Filed Claims
			Consideration
	Count	Amount	Cash	Stock	Count	Amount
U.S. Government Claims	—	$—	$—	—	3	$22,364,000
Former Employee Claims	12	11,750,904	278,338	1,361,452	7	943,692
Macquarie Capital (USA) Inc.	—	—	—	—	1	8,671,865
Swann and Buzzard Creek Royalty Trust	—	—	—	—	1	3,200,000
Other Various Claims*	13	581,607	397,754	108,123	44	19,623,930

Total	25	$12,332,511	$676,092	1,469,575	56	$54,803,487

*	Includes reserve for contingent/unliquidated claims in the amount of $10 million.

Laramie and Piceance Energy

Laramie is a Denver-based company primarily focused on finding and developing natural gas reserves from unconventional gas reservoirs within the Rocky Mountain region. Its predecessor company, Laramie Energy, LLC, or Laramie I, sold all of its natural gas and oil assets in May 2007 to Plains Exploration & Production Company, Inc. Laramie was formed in June 2007 by Laramie I executives and former employees and by affiliates of the private equity investors in Laramie I. Laramie is backed by equity capital commitments funded by Laramie’s management team, EnCap Investments, Avista Capital, and DLJ Merchant Banking Partners (an affiliate of Credit Suisse Securities). Laramie is the operator of Piceance. Piceance Energy is owned 66.66% by Laramie and 33.34% by our wholly-owned subsidiary, Par Piceance Energy Equity.

All of the assets contributed to Piceance Energy are located within Garfield and Mesa Counties, Colorado and are within a 10-mile radius in the Piceance Basin geologic formation. All of the natural gas and oil reserves contributed to Piceance Energy produce from the same geologic formations, the Mesaverde and Mancos Formations, and some of the contributed acreage is contiguous. The Williams Fork member of the Mesaverde formation is the primary producing interval and has been successfully developed throughout the Piceance Basin. The geology of the Piceance Basin is characterized as highly consistent and predictable over large areas, which generally equates to reliable timing and cost expectations during drilling and completion activities, as well as minimal well-to-well variance in production and reserves when completed with the same methodology.

As of December 31, 2012, the estimated proved reserves of Piceance Energy are the following (unaudited):

	Natural Gas (MMcf)	Oil (MBbls)	NGLs (MBbls)	Total (MMcfe)
Proved Developed	146,012	711	6,756	190,814
Proved Undeveloped	221,863	1,780	12,274	306,187

Total Proved	367,875	2,491	19,030	497,001

Natural Gas and Oil Reserves

The following table presents the estimated proved reserves that we own directly and indirectly through Piceance Energy as of December 31, 2012:

	Natural Gas (MMcf)	Oil (MBbl)	NGLs (MBbLs)	Total (MMcfe)(2)
Company:
Proved Developed	158	286	—	1,875
Proved Undeveloped	288	—	—	288

Total Proved Reserves — Company	446	286	—	2,163

Company Share of Piceance Energy:
Proved Developed	48,680	237	2,253	63,617
Proved Undeveloped	73,970	594	4,092	102,083

Total Proved Reserves — Piceance Energy	122,650	831	6,345	165,700

Total Combined Proved Reserves	123,096	1,117	6,345	167,863

	Proved Developed Producing (M$)	Proved Developed Non-producing (M$)	Proved Undeveloped (M$)	Total(1) (M$)
Company:
Estimated pre-tax future net cash flows	$9,277	$—	$252	$9,529
Discounted pre-tax future net cash flows	$7,790	$—	$220	$8,010
Company Share of Piceance Energy:
Estimated pre-tax future net cash flows	$62,165	$39,150	$114,060	$215,375
Discounted pre-tax future net cash flows	$39,265	$13,039	$19,655	$71,959
Total:
Estimated pre-tax future net cash flows	$71,442	$39,150	$114,312	$224,904
Discounted pre-tax future net cash flows	$47,055	$13,039	$19,875	$79,969

(1)

Based on historical first of the month twelve month average posted price of $91.21 per Bbl for WTI oil and a spot price of $2.56 per MBtu for CIG natural gas, in each case before adjusting for differentials, contractual deducts and similar factors. The price used for natural gas liquids is based on differentials using the WTI oil price and is $34.66 per barrel.

(2)	MMcfe is computed converting to gas using a ratio of 6 Mcf to 1 barrel of oil or NGL.

Reconciliation of PV-10 to Standardized Measure

PV-10 is the estimated present value of the future net revenues from our proved reserves before income taxes discounted using a 10% discount rate. PV-10 is considered a non-GAAP financial measure under SEC regulations because it does not include the effects of future income taxes, as is required in computing the standardized measure of discounted future net cash flows. We believe that PV-10 is an important measure that can be used to evaluate the relative significance of our natural gas and oil properties and that PV-10 is widely used by securities analysts and investors when evaluating oil and gas companies. Because many factors that are unique to each individual company impact the amount of future income taxes to be paid, the use of a pre-tax measure provides greater comparability of assets when evaluating companies. We believe that most other companies in the oil and gas industry calculate PV-10 on the same basis. PV-10 is computed on the same basis as the standardized measure of discounted future net cash flows but without deducting income taxes.

The following table provides a reconciliation of PV-10 to the standardized measure of discounted future net cash flows at December 31, 2012 (in thousands):

	Company	Company Share of Piceance Energy	Total
PV-10	$8,010	$71,959	$79,969
Present value of future income taxes discounted at 10%	—	—	—

Standardized measure of discounted future net cash flows	$8,010	$71,959	$79,969

The Rights Offering

Warrants	We are conducting a rights offering and issuing, at no charge, one non-transferable warrant with respect to each share of our common stock outstanding as of the close of business on , 2013 and with respect to certain disputed unsecured claims (see “Summary — Our Plan Of Reorganization” for more information). As a result of the backstop commitment (see “— Backstop Commitment” for more information), the total purchase price of our common stock in the rights offering is expected to be approximately $ million.

Record Date for the Issuance of the Warrants	Close of business on , 2013. This is the date the warrants are issued to record holders of our common stock and holders of disputed unsecured claims (see “Summary — Our Plan Of Reorganization” for more information).

Transferability of Warrants	The warrants are not separately transferable. Transfer of ownership of a share of our common stock after the record date will also transfer ownership of the warrant issued with respect to such share. After the record date, disputed unsecured claims will not be transferrable until after the expiration date.

Basic Subscription Privilege and Exercise Price	Warrantholders will be entitled to purchase shares of our common stock for every warrant held at an exercise price of $ per share, in immediately available funds.

Oversubscription Privilege	Each warrantholder who fully exercises its basic subscription privilege may also subscribe for additional shares at the same exercise price per share pursuant to the oversubscription privilege. If an insufficient number of shares are available to fully satisfy oversubscription privilege requests, the available shares, if any, will be allocated pro rata among warrantholders who exercised their oversubscription privilege based upon the total number of shares held by such warrantholders (inclusive of shares that could be received by holders of disputed unsecured claims), including the number of shares each warrantholder subscribed for under the basic subscription privilege, and the application of our certificate of incorporation’s ownership change limitations. The warrant agents will return any excess payments, without interest or deduction, as soon as is reasonably practicable following the expiration of the rights offering. See “The Rights Offering — Warrant Agents” for more on the warrant agent for current stockholders and the warrant agent for holders of disputed unsecured claims.

Backstop Commitment	We are seeking to obtain the commitment of certain stockholders to act as the backstop purchasers. Under the Investment Agreements with them, subject to the terms and conditions thereof, they will agree to purchase from us, at the exercise price and pro rata based on their ownership prior to the offering, a number of shares of our common stock equal to the number of shares remaining as a result of warrantholders not fully exercising their

warrants, such that gross proceeds of the rights offering will be no less than $         million. Except as a result of any increase in their ownership of common stock, backstop purchasers will not obtain any additional governance or control rights as a result of the rights offering or the backstop commitment. They will also receive a fee in connection with serving as the backstop purchasers. See “The Rights Offering — The Backstop Purchasers.”

Limitation of Purchase of Shares

The common stock underlying the warrants will not be a covered security under Section 18 of the Securities Act, which would enable us to offer the warrants to all holders of our common stock, regardless of the regulations in the holders’ states of residency. As a result, we will be required to apply for qualification of this rights offering with certain state securities commissions. We currently intend to proceed with the rights offering even if we do not receive qualification for this rights offering from certain state securities commissions. Prior to the commencement of this rights offering, we will advise residents of any such state if the securities commission in that state has disapproved this rights offering or has imposed any conditions or limitations on this rights offering in such state. Such disapproval would result in warrantholders in that state not being able to exercise their warrants in this rights offering, and such conditions or limitations could affect the terms of this rights offering with respect to warrantholders in that state. We have the discretion to delay or to refuse to distribute any shares you may elect to purchase through the exercise of warrants if we deem it necessary to comply with applicable securities laws, including state securities and blue sky laws.

We will not allow any warrantholder to exercise its warrant if we are aware that such warrantholder is required to obtain prior clearance or approval from or submit a notice to any state or federal regulatory authority to acquire, own, or control such securities and we determine in our sole discretion that, as of the expiration date of the rights offering, such clearance or approval has not been satisfactorily obtained and/or any applicable waiting period has not expired. We are not currently aware of any warrantholder who may be required to obtain regulatory approval in order to participate in the rights offering.

Conditions to the Rights Offering	The closing of the rights offering is subject to conditions. See “The Rights Offering — Conditions to The Rights Offering” for more details. Your right to exercise your warrants is subject to, among other things, ownership restrictions imposed by our certificate of incorporation and the escrow protection mechanics described herein.

Expiration Date	The warrants will expire if they are not exercised by 5:00 p.m., New York City time, on , 2013, unless such date is extended by us from time to time in our sole discretion.

Use of Proceeds	We are making this rights offering in order to raise approximately $ million, before expenses, in new capital to be used to repay certain indebtedness and for general corporate purposes, including possible acquisitions.

Certificate of Incorporation Restrictions; Escrow Protection Mechanics	Our ability to utilize our net operating loss carryforwards, or NOLs, would be substantially reduced or eliminated if we were to undergo an ownership change within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended, or the Code. In order to reduce the risk of an ownership change, our certificate of incorporation restricts the ability of any holder of 5% or more of our common stock to sell or otherwise transfer any shares owned by such holder or to purchase or otherwise acquire shares of our common stock. Our certificate of incorporation also restricts the ability of any other holder to make an acquisition of our common stock which will result in total ownership by such stockholder of 5% or more of our common stock. These restrictions will apply unless and until we determine that such acquisition will not result in an unreasonable risk of an ownership change. We have the right, in our sole and absolute discretion, to limit the exercise of warrants, including instructing the warrant agents to refuse to honor any exercise of warrants by 5% stockholders or stockholders who would become 5% holders upon exercise of their warrants.

The minimum total number of shares of our common stock to be outstanding upon completion of the rights offering, would be . Five percent of is .

In order to avoid an “ownership change” for federal income tax purposes, we have implemented the escrow protection mechanics, which are as follows: (1) by exercising warrants, each warrantholder will represent to us that such warrantholder will not be, after giving effect to the exercise of warrants, an owner, directly or indirectly, of more than shares of our common stock if only the minimum number of shares are issued in the rights offering; (2) if such exercise would result in such warrantholder owning, directly or indirectly, more than shares of our common stock if only the minimum number of shares are issued in the rights offering, such warrantholder must notify the applicable warrant agent at the telephone number set forth under “The Rights Offering — Delivery of Subscription Materials and Payment”; (3) if requested, each warrantholder will provide us with additional information regarding the amount of common stock that the warrantholder owns; and (4) we shall have the right to instruct the warrant agents to refuse to honor such warrantholder’s exercise to the extent such exercise of warrants or oversubscription privileges might, in our sole and absolute discretion, result in such warrantholder owning 5% or more of our common stock. By exercising warrants in the rights offering, you agree that the escrow protection mechanics are valid, binding and enforceable against you. See “The Rights Offering — Certificate of Incorporation Restrictions; Escrow Protection Mechanics.”

Procedure for Exercising Warrants	You may exercise all or any portion of your warrants by taking the following steps and ensuring the exercise is fully completed in the manner described below at or prior to 5:00 p.m., New York City time, on the expiration date:

Procedure for certificated holders of common stock:

If you are a stockholder and you hold your shares of our common stock in certificated form, you must provide the following to the stock warrant agent at the address set forth below so they are received at or prior to 5:00 p.m., New York City time, on the expiration date:

• your properly completed and executed exercise form with any required signature guarantees or other supplemental documentation;

• your full exercise price payment for each share subscribed for based upon your basic subscription privilege and (if applicable) your oversubscription privilege; and

• the certificates evidencing the shares of our common stock in an amount at least equal to the warrants to be exercised.

All of the above must be RECEIVED by the stock warrant agent by the expiration date at the following address:

If your payment is being made by an uncertified personal check you must allow significant additional time for your check to clear at or prior to 5:00 p.m., New York City time, on the expiration date, and your warrants will not be deemed exercised until such uncertified check clears. The method of delivery of any documentation and/or payment to the stock warrant agent is at your own risk. Overnight courier or hand delivery is recommended. If you choose to use regular mail, however, it is recommend that you use insured, registered mail, return receipt requested. See “The Rights Offering — Delivery of Subscription Materials and Payment.”

Procedure for holders of common stock through a broker, bank, or other nominee:

If you are a stockholder and you hold your shares of our common stock through The Depository Trust Company, or DTC, you must arrange to have your broker, bank, or other nominee effect all required steps on your behalf by the requisite deadlines so that DTC may convey your warrant exercise to the stock warrant agent at or prior to 5:00 p.m., New York City time, on the expiration date. Specifically, please note the following:

•   you must provide your instructions to your broker, bank, or other nominee (in the format requested by your nominee) to instruct DTC to transfer the shares of common stock representing the warrants to be exercised to a suspense account at DTC on behalf of the stock warrant agent, to be held in escrow for you until after the expiration date;

•   you must also provide instructions to your broker, bank, or other nominee (in the format requested by your nominee) of the number of shares (basic subscription and oversubscription) that you wish to have your nominee exercise on your behalf at the purchase price;

• you must make any necessary payment arrangements with your broker, bank, or other nominee;

• you must follow any special instructions provided to you by broker, bank, or other nominee (in the format requested by your nominee) with respect to the exercise of your warrants; and

• your shares of common stock will be held in a suspense account until after the expiration date, at which time your stock will be released to your nominee on your behalf.

DO NOT SEND ANY INSTRUCTIONS TO THE STOCK WARRANT AGENT OR THE CLAIMS WARRANT AGENT. YOUR INSTRUCTIONS MUST BE PROVIDED TO YOUR BROKER, BANK, OR OTHER NOMINEE (IN THE FORMAT REQUESTED BY YOUR NOMINEE).

Procedure for holders of disputed unsecured claims:

If you are a holder of a disputed unsecured claim, you must provide the following to the claims warrant agent at the address set forth below so they are received at or prior to 5:00 p.m., New York City time, on the expiration date:

• your properly completed and executed exercise form with any required signature guarantees or other supplemental documentation; and

• your full exercise price payment for each share subscribed for based upon your basic subscription privilege and (if applicable) your oversubscription privilege.

All of the above must be RECEIVED by the claims warrant agent by the expiration date at the following address:

If your payment is being made by an uncertified personal check you must allow significant additional time for your check to clear at or prior to 5:00 p.m., New York City time, on the expiration date, and your warrants will not be deemed exercised until such uncertified check clears. The method of delivery of any documentation and/or payment to the claims warrant agent is at your own risk. Overnight courier or hand delivery is recommended. If you choose to use regular mail, however, it is recommend that you use insured, registered mail, return receipt requested. See “The Rights Offering — Delivery of Subscription Materials and Payment.”

Procedures applicable to ALL holders:

Once you have exercised the basic subscription privilege or oversubscription privilege, your exercise may not be revoked in whole or in part at any time before or after the expiration date.

Warrants not exercised prior to the expiration date will expire and be of no further value.

United States Federal Income Tax Consequences to Holders of Our Common Stock	For United States federal income tax purposes, the receipt of warrants in the rights offering by holders of our common stock should not be a taxable event. For United States federal income tax purposes, the receipt of warrants in the rights offering by holders of disputed unsecured claims is uncertain. We urge you to consult your own tax advisor with respect to the particular tax consequences of this rights offering to you. See “Certain United States Federal Income Tax Consequences” for more information on the tax consequences of this rights offering.

Issuance of Our Common Stock	We will issue certificates or make the necessary book-entry transfers representing shares purchased in the rights offering, and return the underlying shares of our common stock delivered to us, as soon as reasonably practicable after the closing of the rights offering. All exercises of warrants will be effective on the closing of the rights offering.

No Recommendation to Warrant Holders	Our board of directors, or the Board, is not making any recommendation to you as to whether you should exercise your warrants. You should decide whether to exercise your warrants based upon your own assessment of your best interests.

Listing of our Common Stock	Our common stock is traded on the Over-The-Counter Bulletin Board, or the OTCBB, under the symbol “PARR.” On , 2013, the last trading day prior to our public announcement of our decision to commence the rights offering, the closing price of our common stock on the OTCBB was $ per share. We expect that shares of our common stock issued upon the exercise of the warrants will also be traded on the OTCBB under the same symbol

Listing of the Warrants	The warrants will not be traded on the OTCBB or any stock exchange or market.

Questions and Answers About the Rights Offering

This section highlights information contained elsewhere in or incorporated by reference into this prospectus. This section does not contain all of the important information that you should consider before exercising your warrants and investing in our common stock. You should read this entire prospectus carefully.

Q:	What are we offering in this prospectus?

A:	We are conducting a rights offering and issuing, at no charge, one non-transferable warrant with respect to each share of our common stock outstanding as of the close of business on , 2013 and with respect to holders of disputed unsecured claims (see “— Our Plan Of Reorganization” for more information). Through this prospectus, we are offering the shares of common stock that warrantholders may purchase upon exercise of their warrants.

Q:	Who may participate in this rights offering and on what date will the company determine who are its stockholders and claim holders?

A:	Holders of record of our common stock as of the close of business on , 2013, or the “record date,” will receive one warrant for each outstanding share of our common stock that they hold. We anticipate that holders of disputed unsecured claims (see “— Our Plan of Reorganization” for more information) will also be entitled to receive warrants and participate in the offering based on the number of shares of common stock that such holders could receive if their claims were liquidated in amount and allowed as filed with the U.S. Bankruptcy Court. Our inclusion of the holders of disputed unsecured claims in this offering does not represent a concession that such claims will or should be allowed when they are ultimately determined. Since the warrants will not separately trade, any purchaser of shares of common stock after the record date and prior to the expiration or termination of this rights offering will be permitted to exercise the warrants “stapled” to such shares of our common stock.

Q:	What is the subscription privilege I am entitled to for each warrant?

A:	Each warrant carries with it a basic subscription privilege to purchase shares of our common stock and an oversubscription privilege.

Q:	What is the basic subscription privilege each warrant gives me the right to purchase?

A:	Each warrant issued under this rights offering entitles you to purchase shares of our common stock at an exercise price of $ per share. You may exercise any number of your warrants, or you may choose not to exercise any of the warrants issued to you. We will not distribute any fractional shares, but instead will pay you cash in lieu of fractional shares as a result of your exercise of your warrants pursuant to this rights offering.

Q:	What is the oversubscription privilege associated with each warrant?

A:

If all of our warrantholders do not exercise all of the warrants issued to them in this rights offering, then you may have the opportunity to purchase additional shares of our common stock at $     per share under the oversubscription privilege. By extending oversubscription privileges to our warrantholders, we are providing warrantholders that fully exercise their basic subscription privilege with the opportunity to purchase those shares that are not purchased by other warrantholders in this rights offering, at $     per share. If there are not enough shares available to fully satisfy all oversubscription privilege requests, the available shares will be distributed proportionately among warrantholders who exercised their oversubscription privilege based upon the total number of shares held by such warrantholders, including the number of shares each warrantholder subscribed for under the basic subscription privilege. The warrant agents will return any excess payments by mail without interest or deduction as soon as reasonably practical after the expiration of the subscription period.

Q:	How are the rights of the holders of disputed unsecured claims expected to be determined?

A:	We anticipate that holders of disputed unsecured claims (see “— Our Plan of Reorganization” for more information) will also be entitled to receive warrants and participate in the offering based on the number of shares of common stock that such holders could receive if their claims were liquidated in amount and allowed as filed with the U.S. Bankruptcy Court. Our inclusion of the holders of disputed unsecured claims in this offering does not represent a concession that such claims will or should be allowed when they are ultimately determined.

Q:	How does the backstop commitment work?

A:	We are seeking to enter into the Investment Agreements with the backstop purchasers, under which, subject to the terms and conditions thereof, they will agree to purchase from us, at the exercise price and pro rata based on their ownership prior to the offering, a number of shares of our common stock equal to the number of shares remaining as a result of warrantholders not fully exercising their warrants, such that gross proceeds of the rights offering will be no less than $ million. See “The Rights Offering — The Backstop Purchasers.” Backstop purchasers will purchase shares (in addition to their pro rata portion of the basic subscription right) only if the other warrantholders do not purchase, in connection with the oversubscription privilege, any shares that remain after warrantholders have exercised their warrants.

Q:	Why are there backstop purchasers?

A:	We are seeking to obtain the commitment of certain stockholders to act as the backstop purchasers under the Investment Agreements to ensure that we will receive a minimum amount of gross proceeds from the rights offering of at least $ million. See “— Why are we conducting this rights offering?” The obligations of the backstop purchasers to purchase shares under the Investment Agreements will be subject to the satisfaction or waiver of specified conditions. See “— Are there any conditions on the obligations of the backstop purchasers to purchase shares?” The backstop purchasers will receive a fee of % based on in connection with serving as the backstop purchasers.

Q:	Are there any conditions on the obligations of the backstop purchasers to purchase shares?

A:	Yes. The obligations of the backstop purchasers under the backstop commitment will be subject to the satisfaction or waiver of specified conditions, including (i) the effectiveness of the registration statement relating to the rights offering; (ii) the rights offering having been conducted in accordance with the Investment Agreements in all material respects; (iii) receipt of all material governmental and third party consents (although at this time we are not aware of any such required consents); (iv) the absence of any legal impediment to the consummation of the rights offering or the issuance of the shares under the Investment Agreements; (v) the compliance with covenants and the accuracy of representations and warranties provided in the Investment Agreements in all material respects; and (vi) other customary conditions. See “The Rights Offering — The Backstop Purchasers” for additional information on the these conditions. We expect that the Investment Agreements could also be terminated in certain circumstances as described under “The Rights Offering — The Backstop Purchasers — Termination.”

Q:	When do the obligations of the backstop purchasers expire?

A:	Generally, the backstop commitment may be terminated by us or the backstop purchasers if the rights offering has not been consummated by the earlier of , 2013 and the date that is business days after the registration statement for the rights offering has been declared effective. See “The Rights Offering — The Backstop Purchasers.”

Q:	How will the rights offering affect the ownership of our common stock by the backstop purchasers?

A:	As stockholders as of the record date, the backstop purchasers will have the right to subscribe for and purchase shares of our common stock under the basic subscription right. If all of the warrantholders, including the backstop purchasers, exercise the warrants issued to them under this prospectus and the rights offering is therefore fully subscribed, the beneficial ownership percentage of the backstop purchasers will decrease. If the backstop purchasers are the only warrantholders that exercise their warrants in the rights offering and the conditions to their obligation to act as backstop purchasers under the Investment Agreements are satisfied, their aggregate ownership percentage would increase. Except as a result of any increase in their ownership of common stock, the backstop purchasers will not obtain any additional governance or control rights as a result of the rights offering or the backstop commitment.

Q:	Are there limitations to this rights offering under state securities laws?

A:	The common stock underlying the warrants will not be a covered security under Section 18 of the Securities Act, and therefore will not be exempt from state securities regulation. As a result, there are limitations to the rights offering under state securities laws. We will apply for qualification of this rights offering with certain state securities commissions. We currently intend to proceed with the rights offering even if we do not receive qualification for this rights offering from certain state securities commissions. Prior to the commencement of this rights offering, we will advise residents of any such state if the securities commission in that state has disapproved this rights offering or has imposed any conditions or limitations on this rights offering in such state. Such disapproval would result in warrantholders in that state not being able to exercise their warrants in this rights offering, and such conditions or limitations could affect the terms of this rights offering with respect to warrantholders in that state. We have the discretion to delay or to refuse to distribute any shares you may elect to purchase through the exercise of warrants if we deem it necessary to comply with applicable securities laws, including state securities and blue sky laws.

Q:	How long will the subscription period last?

A:	You will be able to exercise your warrants only during a limited period. If you do not exercise your warrants before 5:00 p.m., New York City time, on , 2013, your warrants will expire and be of no further value. We may, in our sole discretion, decide to extend this rights offering until some later time. If we extend the expiration date, we will give oral or written notice to the warrant agents on or before such expiration date, followed by a press release no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Q:	Is there any limit on how long the subscription period will last?

A:	Although the rights offering is scheduled to remain open until , 2013, we have kept the ability to extend the rights offering for as long or as many times as the Board determines is necessary to consummate the rights offering or otherwise in our best interests.

Q:	Am I required to participate in this rights offering?

A:	No.

Q:	What happens if I choose not to exercise my warrants?

A:

You will retain your current number of shares of common stock or your disputed unsecured claim, as applicable, even if you do not exercise your warrants. If you choose not to exercise your warrants, and you are a current stockholder, then the percentage of our common stock that you own will decrease. The magnitude of the reduction of your percentage ownership will depend upon the extent to which you and the other warrantholders exercise their warrants and the execution of the backstop commitment. See “Risk Factors — Risks Related to The Rights Offering — Stockholders who do not fully exercise their warrants will have their interests diluted by those warrantholders who do exercise their warrants” for more information regarding the amount of potential dilution.

Q:	How do I exercise my warrants?

A:	You may exercise all or any portion of your warrants by taking the following steps and ensuring the exercise is fully completed in the manner described below at or prior to 5:00 p.m., New York City time, on the expiration date:

Procedure for certificated holders of common stock:

If you are a stockholder and you hold your shares of our common stock in certificated form, you must provide the following to the stock warrant agent at the address set forth below so they are received at or prior to 5:00 p.m., New York City time, on the expiration date:

•	your properly completed and executed exercise form with any required signature guarantees or other supplemental documentation;

•	your full exercise price payment for each share subscribed for based upon your basic subscription privilege and (if applicable) your oversubscription privilege; and

•	the certificates evidencing the shares of our common stock in an amount at least equal to the warrants to be exercised.

All of the above must be RECEIVED by the stock warrant agent by the expiration date at the following address:

If your payment is being made by an uncertified personal check you must allow significant additional time for your check to clear at or prior to 5:00 p.m., New York City time, on the expiration date, and your warrants will not be deemed exercised until such uncertified check clears. The method of delivery of any documentation and/or payment to the stock warrant agent is at your own risk. Overnight courier or hand delivery is recommended. If you choose to use regular mail, however, it is recommend that you use insured, registered mail, return receipt requested. See “The Rights Offering — Delivery of Subscription Materials and Payment.”

Procedure for holders of common stock through a broker, bank, or other nominee:

If you are a stockholder and you hold your shares of our common stock through The Depository Trust Company, or DTC, you must arrange to have your broker, bank, or other nominee effect all required steps on your behalf by the requisite deadlines so that DTC may convey your warrant exercise to the stock warrant agent at or prior to 5:00 p.m., New York City time, on the expiration date. Specifically, please note the following:

•

you must provide your instructions to your broker, bank, or other nominee (in the format requested by your nominee) to instruct DTC to transfer the shares of common stock representing the warrants to be exercised to a suspense account at DTC on behalf of the stock warrant agent, to be held in escrow for you until after the expiration date;

•

you must also provide instructions to your broker, bank, or other nominee (in the format requested by your nominee) of the number of shares (basic subscription and oversubscription) that you wish to have your nominee exercise on your behalf at the purchase price;

•	you must make any necessary payment arrangements with your broker, bank, or other nominee;

•	you must follow any special instructions provided to you by broker, bank, or other nominee (in the format requested by your nominee) with respect to the exercise of your warrants; and

•	your shares of common stock will be held in a suspense account until after the expiration date, at which time your stock will be released to your nominee on your behalf.

DO NOT SEND ANY INSTRUCTIONS TO THE STOCK WARRANT AGENT OR THE CLAIMS WARRANT AGENT. YOUR INSTRUCTIONS MUST BE PROVIDED TO YOUR BROKER, BANK, OR OTHER NOMINEE (IN THE FORMAT REQUESTED BY YOUR NOMINEE).

Procedure for holders of disputed unsecured claims:

If you are a holder of a disputed unsecured claim, you must provide the following to the claims warrant agent at the address set forth below so they are received at or prior to 5:00 p.m., New York City time, on the expiration date:

•	your properly completed and executed exercise form with any required signature guarantees or other supplemental documentation; and

•	your full exercise price payment for each share subscribed for based upon your basic subscription privilege and (if applicable) your oversubscription privilege.

All of the above must be RECEIVED by the claims warrant agent by the expiration date at the following address:

If your payment is being made by an uncertified personal check you must allow significant additional time for your check to clear at or prior to 5:00 p.m., New York City time, on the expiration date, and your warrants will not be deemed exercised until such uncertified check clears. The method of delivery of any documentation and/or payment to the claims warrant agent is at your own risk. Overnight courier or hand delivery is recommended. If you choose to use regular mail, however, it is recommend that you use insured, registered mail, return receipt requested. See “The Rights Offering — Delivery of Subscription Materials and Payment.”

Procedures applicable to ALL holders:

Once you have exercised the basic subscription privilege or oversubscription privilege, your exercise may not be revoked in whole or in part at any time before or after the expiration date.

Warrants not exercised prior to the expiration date will expire and be of no further value.

Q:	What restrictions may there be on my right to exercise my warrants?

A:

Our ability to utilize our NOLs would be substantially reduced or eliminated if we were to undergo an “ownership change” as that term is defined under federal income tax regulations. In order to reduce the risk of an ownership change, our certificate of incorporation restricts the ability of any holder of 5% or more of our common stock to purchase or otherwise acquire additional shares of our common stock. Our certificate of incorporation also restricts the ability of any other holder to purchase or otherwise acquire shares of our common stock which will result in total ownership by such stockholder of 5% or more of our common stock. We have the right, in our sole and absolute discretion, to limit the exercise of warrants, including instructing the warrant agents to refuse to honor any exercise of warrants, by 5% stockholders or by any stockholders who would become 5% stockholders through the exercise of their warrants or oversubscription rights. In order to avoid an ownership change, we are requiring any holder who holds at least                 shares or holders who would acquire this number of shares through the exercise of warrants or oversubscription rights to notify the applicable warrant agent and to provide us with additional information we may request. See “The Rights Offering — Certificate of Incorporation Restrictions; Escrow Protection Mechanics” for a discussion on how our escrow mechanics operate.

Q:	What should I do if I want to exercise my warrants and I am in a foreign country or in the Armed Services?

A:	The warrant agents will not mail any rights offering materials to you if you are a warrantholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. To exercise your warrants, you must notify the applicable warrant agent on or prior to 5:00 p.m., New York City time, on , 2013, and take all other steps which are necessary to exercise your warrants, on or prior to that time. If you do not follow these procedures prior to the expiration date, your warrants will expire.

Q:	Will I be charged a sales commission or a fee if I exercise my warrants?

A:	No. We will not charge a brokerage commission or a fee to warrantholders for exercising their warrants. However, if you exercise your warrants through a broker or nominee, you will be responsible for any fees that may be charged by your broker or nominee.

Q:	What are the United States federal income tax consequences of exercising my warrants as a holder of common stock?

A:	A holder of common stock generally will not recognize income or loss for federal income tax purposes in connection with the receipt or exercise of warrants. The treatment of a holder of disputed unsecured claims is uncertain. We urge you to consult your own tax advisor with respect to the particular tax consequences of this rights offering to you. See “Certain United States Federal Income Tax Consequences” for more information on the tax consequences of this rights offering.

Q:	When will I receive certificates for the shares purchased in this rights offering?

A:	We will issue certificates representing shares purchased in this rights offering to you or to DTC on your behalf if your warrants were exercised through DTC, as the case may be, as soon as practicable after the expiration of the subscription period and after all allocations and adjustments have been completed.

Q:	If this rights offering is not completed, will my subscription payment be refunded to me?

A:	Yes. The warrant agents will hold all funds they receive in escrow until completion of this rights offering. If this rights offering is not completed, the warrant agents will return promptly, without interest, all subscription payments and any oversubscription payments that are not exercised.

Q:	Are there risks in exercising my warrants?

A:	Yes. The exercise of your warrants involves risks. Exercising your warrants means buying shares of our common stock and should be considered as carefully as you would consider any other equity investment in our company. Among other things, you should carefully consider the risks described under the heading “Risk Factors,” beginning on page 19 of this prospectus.

Q:	After I exercise my warrants, can I change my mind and cancel my purchase?

A:

No. Once you send in your exercise form and payment, you will not be able to revoke the exercise of your warrants even if you later learn information about us that you consider to be unfavorable and even if the market price of our common stock is below the warrant exercise price. You should not exercise your warrants unless you are certain that you wish to purchase additional shares of our common stock at the warrant exercise price.

Q:	May I transfer my warrants if I do not want to purchase any shares?

A:	No. The warrants are not separately transferable, but transfer of ownership of a share of our common stock after the record date and before any warrant associated with such share is exercised will also transfer ownership of the warrant issued with respect to such share. After the record date, disputed unsecured claims will not be transferrable until after the expiration date.

Q:	Can I sell my shares or disputed unsecured claim after I have exercised my warrants?

A:	No. The exercise of your warrants in this rights offering requires you to deliver to the applicable warrant agent the certificates of shares of our common stock representing at least the shares of stock exercised in this rights offering. Therefore, if you exercise your warrants, you will be unable to sell or otherwise transfer your shares of our common stock until after completion or termination of this rights offering. This also means that if you only exercise a portion of your warrants and deliver stock certificates representing more than the warrants you are exercising, you will not be able to sell those shares represented by certificates until they are returned after completion or termination of this rights offering. After the record date, disputed unsecured claims will not be transferrable until after the expiration date.

Q:	If I purchase shares after the rights offering has commenced, will I be able to participate in the rights offering?

A:	If you are a stockholder, you will be able to participate in this rights offering only if you can deliver your shares of common stock to the stock warrant agent in accordance with the instructions in this prospectus. Disputed unsecured claims will not be transferrable after the record date until after the expiration date. Since trades may take three business days to settle, you may not receive your shares in time to be able to satisfy our delivery and escrow requirements. In particular, purchases after , 2013 may not settle in sufficient time to be able to satisfy the delivery procedures in this prospectus. We are under no obligation, and have no intention, to adjust our procedures to accommodate holders who acquire shares after the rights offering has commenced.

Q:	Why are we conducting this rights offering?

A:	We are making this rights offering in order to raise approximately $ million, before expenses, in new capital to be used to repay certain indebtedness and for general corporate purposes, including acquisitions. See “Use of Proceeds.”

Q:	How were the terms of the rights offering and the warrant exercise price established?

A:	The warrant exercise price and other terms of the rights offering were approved by the disinterested members of the Board.

Q:	What is the Board’s recommendation regarding this rights offering?

A:

The Board is not making any recommendation as to whether you should exercise your warrants. You should make your decision based on your own assessment of this rights offering and our company. In addition, you should not view the commitment of any potential backstop purchasers as a recommendation or other indication by such backstop purchasers or by any member of the Board that your participation in this rights offering is in your best interests.

Q:	How many shares of our common stock will be outstanding after this rights offering?

A:	As of , 2013, we had approximately million shares of common stock issued and outstanding. After this rights offering, as a result of the commitment of the backstop purchasers, we anticipate that we will have approximately million shares of common stock outstanding.

Q:	Will the new shares be initially traded on the OTCBB and treated like other shares?

A:	Yes. Our common stock is traded on the OTCBB under the symbol “PARR.” The shares of common stock issued upon the exercise of warrants will also be traded on the OTCBB under the same symbol. The warrants, however, do not trade separately and will not be traded on the OTCBB or any other stock exchange or market.

Q:	Can the Board amend or withdraw this rights offering?

A:	Yes. We reserve the right to cancel the rights offering at any time. If canceled, the exercise price and certificates for the underlying shares will be promptly returned by mail to exercising warrantholders, without interest or deduction. If this rights offering is canceled, the warrants will not be exercisable and will have no value. We also reserve the right to extend the expiration date and to amend the terms or conditions of the rights offering. If this rights offering is extended, the applicable warrant agent will hold your shares and exercise funds, and you will not be able to sell or transfer your shares so held during the extension period. If we amend the terms or conditions of this rights offering, a new prospectus will be distributed to all warrantholders who have previously exercised warrants and to warrantholders of record of unexercised warrants on the date we amend the terms, and such warrantholders will once again be given the opportunity to participate or withdraw from the rights offering.

Q:	What should I do if I have other questions or need assistance?

A:	We have appointed as information agent for the rights offering. Any questions or requests for additional copies of this prospectus or any ancillary documents may be directed to the information agent at the following address and telephone number: .

For a more complete description of this rights offering, see “The Rights Offering” beginning on page 47 of this prospectus.

Risk Factors

Exercising the warrants requires an investment in our common stock. An investment in our common stock is very risky. You should consider carefully the risk factors beginning on page 22 of this prospectus before exercising your warrants.

Use of Proceeds

The proceeds from the rights offering will be used to repay certain indebtedness and for general corporate purposes, including possible acquisitions.

Principal Executive Offices and Additional Information

Our principal executive offices are located at 1301 McKinney, Suite 2025, Houston, Texas 77010. Our telephone number is (713) 969-3923. Our website is located at www.par-petro.com. Information on our website does not constitute part of this prospectus and should not be relied upon in connection with making any decision with respect to the rights offering. We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy any documents filed by us with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC’s website at www.sec.gov.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should consider and read carefully all of the risks and uncertainties described below, together with all of the other information contained or incorporated by reference into this prospectus, before deciding to invest in our common stock. If any of the following risks, or any risk described elsewhere in this prospectus or in the documents incorporated by reference herein, actually occurs, our business, business prospects, financial condition, results of operations or cash flows could be materially adversely affected. In any such case, the trading price of our common stock could decline, and you could lose all or part of your investment. The risks described below and in the documents incorporated by reference herein are not the only ones facing our company. Additional risks not currently known to us or that we currently deem immaterial may also adversely affect us. This prospectus also contains forward-looking statements, estimates and projections that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks described below and the documents incorporated by reference herein.

Risks Related to the Rights Offering

Stockholders who do not fully exercise their warrants will have their interests diluted by those warrantholders who do exercise their warrants.

Prior to this rights offering, we had approximately         million shares of our stock outstanding. If our stockholders choose not to fully exercise their warrants, the relative ownership interest of such stockholders will be diluted. Warrantholders who do not exercise their warrants will lose any value in their warrants.

We have the right to limit the exercise of the warrants.

Article 11 of our certificate of incorporation generally restricts the ability of any 5% holder of our common stock from disposing of or acquiring shares of our common stock without our consent. Our certificate of incorporation also restricts the ability of other holders from becoming 5% stockholders without our consent. In order to comply with these restrictions, the terms of the warrants may limit the number of shares exercisable by a holder. If the exercise of your warrants might result in a risk of your becoming a 5% stockholder, your exercise may be reduced in order to eliminate that risk. We may also limit the exercise of warrants by warrantholders who possess 5% of our outstanding common stock. In addition, you may be required to provide certain information concerning your share ownership in order to help us enforce these restrictions.

Warrantholders who exercise their warrants will be unable to sell or otherwise transfer their shares during the rights offering.

Warrantholders who exercise their warrants in the rights offering and are current stockholders are required to deliver to the stock warrant agent the certificates of shares of our common stock representing at least the shares of stock exercised in the rights offering. Therefore, if you exercise your warrants, you will be unable to sell or otherwise transfer the shares of our common stock represented by the certificates held by the stock warrant agent during the rights offering, even if you are only exercising a portion of the warrants attached to such shares.

The exercise of irrevocable warrants may adversely affect investors.

Once you have exercised your warrants, your exercise may not be revoked in whole or in part for any reason, including a decline in our common stock price. Warrants not exercised prior to the expiration date will expire and be of no further value to you.

The subscription price determined for the rights offering is not an indication of the fair value of our common stock.

The rights offering, including the $     per share exercise price, were approved by our disinterested directors after consideration of the financing alternatives available to us. The disinterested directors considered, among other things, the likelihood of effecting another form of financing due to restrictions under Section 382 of the Code associated with our emergence from bankruptcy. The $     per share exercise price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock being offered in the rights offering. After the date of this prospectus, our common stock may trade at prices above, below or equal to the exercise price.

The market price of our common stock may decline prior to the expiration date of the rights offering.

The exercise of warrants pursuant to the rights offering is irrevocable. During the period following our emergence from bankruptcy on August 31, 2012 to                 , 2013, the market price per share of our common stock has ranged from $         to $        . The market price of our common stock may decline prior to the expiration date due to many factors, including business exigencies, acts of terrorism, general market declines, interruptions to our business, accidents or other catastrophic events, changes in investor perception, unanticipated financial results, defaults on indebtedness or other factors that could affect our stock price. In such event, you may be forced to purchase the common stock at a price higher than the market price.

We may cancel the rights offering at any time.

We may cancel the rights offering at any time. If we cancel the rights offering, the warrants cannot be exercised and will expire.

We cannot be certain that our net operating loss tax carryforwards will continue to be available to offset our tax liability.

As of December 31, 2012, we estimated that we had approximately $1.3 billion of NOLs. In order to utilize the NOLs, we must generate taxable income which can offset such carryforwards. The NOLs will expire if not used. The availability of NOLs to offset taxable income would be substantially reduced or eliminated if we were to undergo an “ownership change” within the meaning of Section 382 of the Code. We will be treated as having had an “ownership change” if there is more than a 50% increase in stock ownership during any three year “testing period” by “5% shareholders.”

In order to help us preserve the NOLs, our certificate of incorporation contains stock transfer restrictions designed to reduce the risk of an ownership change for purposes of Section 382 of the Code. We expect that the restrictions will remain in force as long as the NOLs are available. We cannot assure you, however, that these restrictions will prevent an ownership change.

The NOLs will expire in various amounts, if not used, between 2027 and 2032. The Internal Revenue Service, or the IRS, has not audited any of our tax returns for any of the years during the carryforward period including those returns for the years in which the losses giving rise to the NOLs were reported. We cannot assure you that we would prevail if the IRS were to challenge the availability of the NOLs. If the IRS were successful in challenging our NOLs, all or some portion of the NOLs would not be available to offset our future consolidated income and we may not be able to pay taxes that may be due.

There are limitations to the rights offering under state law and as a result, not all of warrantholders may be able to participate.

The common stock underlying the warrants will not be a covered security under Section 18 of the Securities Act, and therefore will not be exempt from state securities regulation. As a result, there are limitations to the rights offering under state securities laws. We will apply for qualification of this rights offering with certain state securities commissions. We currently intend to proceed with the rights offering even if we do not receive qualification for this rights offering from certain state securities commissions. Prior to the commencement of this rights offering, we will advise residents of any such state if the securities commission in that state has disapproved this rights offering or has imposed any conditions or limitations on this rights offering in such state. Such disapproval would result in warrantholders in that state not being able to exercise their rights in this rights offering, and such conditions or limitations could affect the terms of this rights offering with respect to warrantholders in that state. We have the discretion to delay or to refuse to distribute any shares you may elect to purchase through the exercise of warrants if we deem it necessary to comply with applicable securities laws, including state securities and blue sky laws.

The market for our common stock has been historically illiquid, which may affect your ability to sell your shares.

The volume of trading in our stock has historically been low. During the period following our emergence from bankruptcy on August 31, 2012 to                 , 2013, the average daily trading volume for our stock has been approximately                 shares, although the majority of the trading days had volume of less than                 shares. Having a market for shares without substantial liquidity can adversely affect the price of the stock at a time when you might want to sell your shares. We cannot assure investors that a more active trading market will develop even if we issue more equity in the future.

Reduced liquidity and price volatility could result in a loss to investors.

Although our common stock is traded on the OTCBB, there can be no assurance as to the liquidity of an investment in our common stock or as to the price an investor may realize upon the sale of our common stock. These prices are determined in the marketplace and may be influenced by many factors, including the liquidity of the market for our common stock, the market price of our common stock, investor perception and general economic and market conditions. This price volatility may make it more difficult for our stockholders to sell shares when they want at prices that they find attractive. We do not know of any one particular factor that has caused volatility in our stock price. However, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies. Broad market factors and the investing public’s negative perception of our business may reduce our stock price, regardless of our operating performance.

Concentrated stock ownership and a restrictive certificate of incorporation provision may discourage unsolicited acquisition proposals.

Zell Credit Opportunities Fund, L.P., or ZCOF, Whitebox Advisors, LLC, or Whitebox, and Waterstone Capital Management, L.P., or Waterstone, separately own or will have the right to acquire as of the record date approximately     %,     % and     %, respectively, or when aggregated,     % of our outstanding common stock. It is possible that ZCOF, Whitebox or Waterstone’s ownership of our common stock may increase as a result of the rights offering. The level of their combined ownership of shares of common stock could have the effect of discouraging or impeding an unsolicited acquisition proposal. In addition, the change in ownership limitations contained in Article 11 of our certificate of incorporation could have the effect of discouraging or impeding an unsolicited takeover proposal.

Future sales of our common stock may depress our stock price.

No prediction can be made as to the effect, if any, that future sales of our common stock, or the availability of our common stock for future sales, will have on the market price of our common stock. Sales in the public market of substantial amounts of our common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock. The potential effect of these shares being sold may be to depress the price at which our common stock trades.

Risks Related to Our Business

Our primary asset is our non-operated interest in Piceance Energy and Piceance Energy will face substantially similar risk factors to those that face other natural gas exploration and production companies, including us, as described herein or incorporated by reference herein. All disclosures included in or incorporated by reference into this prospectus regarding operational risks facing us will also be operational risks faced by Piceance Energy.

Risks Related to our Natural Gas and Oil Business and Operations

We are dependent on the results of Piceance Energy.

Our principal asset is our 33.34% ownership interest in Piceance Energy. Our operating income will therefore depend heavily on the profitability of Piceance Energy and on the ability of Piceance Energy to make distributions to its owners, which is currently prohibited by the terms of Piceance Energy’s $400 million secured revolving credit facility, or the Piceance Energy Credit Facility, dated June 4, 2002, with J.P. Morgan Securities LLC and Wells Fargo Securities LLC, each as an arranger, JPMorgan Chase Bank, N.A., as the administrative agent, and the lenders party thereto. In addition, Laramie controls most decisions affecting Piceance Energy’s operations and we only have veto rights over decisions of Piceance Energy in a limited number of areas. Piceance Energy also pays to Laramie a monthly fee of $650,000 to operate and manage its assets. This will further limit Piceance Energy’s ability to make distributions to us. Our results of operations could be adversely affected until we are able to receive distributions from Piceance Energy on a timely basis.

We cannot control the activities on properties we do not operate and we are unable to ensure the proper operation and profitability of these non-operated properties.

Although we have representation on the board of managers of Piceance Energy, Piceance Energy is managed by Laramie, which controls its day-to-day operations. As a result, we have limited ability to exercise influence over, and control the risks associated with, the operation of these properties. The success and timing of drilling and development activities therefore will depend upon a number of factors outside of our control, including Laramie’s:

•	timing and amount of capital expenditures;

•	expertise and diligence in adequately performing operations and complying with applicable agreements;

•	financial resources;

•	inclusion of other participants in drilling wells; and

•	use of technology.

As a result of any of the above or other failure of Laramie to act in ways that are in our best interest, our results of operations could be adversely affected.

Inadequate liquidity could materially and adversely affect our business operations in the future.

Following the consummation of the Plan and our emergence from bankruptcy, our primary source of cash flow has been borrowings under the Loan Agreement. If our cash flow and capital resources are insufficient to fund our obligations, we may be forced to reduce our capital expenditures, seek additional equity or debt capital or restructure our debt. We cannot assure you that any of these remedies could, if necessary, be affected on commercially reasonable terms, or at all. Our liquidity is constrained by the restrictions on Piceance Energy’s ability to distribute cash to us under the Piceance Energy Credit Facility, by our need to satisfy our obligations under our debt agreements including in particular the letter of credit facility in an aggregate principal amount of $30.0 million, or the Compass Letter of Credit Facility, and the Tranche B component of the Loan Agreement

(each as described in “Use of Proceeds”), which mature on December 26, 2013 and July 1, 2013, respectively, and by potential capital contributions to be made by us to Piceance Energy under the LLC Agreement. Our liquidity will be further constrained by the currently low level of natural gas prices, which reduces our cash flows from operations. The availability of capital when the need arises will depend upon a number of factors, some of which are beyond our control. These factors include general economic and financial market conditions, natural gas and oil prices, our credit ratings, interest rates, market perceptions of us or the natural gas and oil industry, our market value and our operating performance. We may be unable to execute our long-term operating strategy if we cannot obtain capital from these sources when the need arises.

We may be unable to successfully identify, execute or effectively integrate future acquisitions, which may negatively affect our results of operations.

We will continue to pursue acquisitions in the future, including acquisitions of natural gas and oil businesses and properties. Although we regularly engage in discussions with, and submit proposals to, acquisition candidates, suitable acquisitions may not be available in the future on reasonable terms. If we do identify an appropriate acquisition candidate, we may be unable to successfully negotiate the terms of an acquisition, finance the acquisition or, if the acquisition occurs, effectively integrate the acquired business into our existing business. Negotiations of potential acquisitions and the integration of acquired business operations may require a disproportionate amount of management’s attention and our resources. Even if we complete additional acquisitions, continued acquisition financing may not be available or available on reasonable terms, any new businesses may not generate the anticipated level of revenues, the anticipated cost efficiencies or synergies may not be realized and these businesses may not be integrated successfully or operated profitably. The success of any acquisition of natural gas and oil properties will depend on a number of factors, including the ability to estimate accurately the recoverable volumes of reserves, rates of future production and future net revenues attainable from the reserves and to assess possible environmental liabilities. Our inability to successfully identify, execute or effectively integrate future acquisitions may negatively affect our results of operations.

Due diligence of acquired natural gas and oil properties and businesses is often incomplete, which could harm our results of operations.

Even though we perform due diligence reviews (including a review of title and other records) of the natural gas and oil properties we seek to acquire that we believe is consistent with industry practices, these reviews are inherently incomplete. It is generally not feasible for us to perform an in-depth review of every individual property and all records involved in each acquisition. However, even an in-depth review of records and properties may not necessarily reveal existing or potential problems or permit us to become familiar enough with the properties to assess fully their deficiencies and potential. Even when problems are identified, we may assume certain environmental and other risks and liabilities in connection with the acquired businesses and properties. The discovery of any material liabilities associated with our acquisitions could harm our results of operations.

Our level of indebtedness could adversely affect our ability to raise additional capital to fund our operations and limit our ability to react to changes in the economy or our industry.

We have, and will continue to have, a significant amount of indebtedness. Our degree of leverage could have important consequences, including the following:

•	it may limit our ability to obtain additional debt or equity financing for working capital, capital expenditures, acquisitions and general corporate or other purposes;

•	the debt service requirements of other indebtedness in the future could make it more difficult for us to satisfy our obligations;

•	borrowings may be at variable rates of interest, exposing us to the risk of increased interest rates;

•	it may limit our ability to adjust to changing market conditions and place us at a competitive disadvantage compared to our competitors that have less debt; and

•	we may from time to time be out of compliance with covenants under our debt agreements, which may allow the lenders to accelerate the related debt and foreclose on assets securing that debt.

In particular, the Compass Letter of Credit Facility and Tranche B component of the Loan Agreement mature on December 26 and July 1, 2013, respectively. Our obligation to repay this indebtedness may limit our ability to use our capital for other purposes. We may also incur additional debt, including secured indebtedness, or issue preferred stock in order to maintain adequate liquidity and develop our properties to the extent desired. A higher level of indebtedness and/or preferred stock would increase the risk that we may default on our obligations. Our ability to meet our debt obligations depends on our future performance. General economic conditions, natural gas and oil prices and financial, business and other factors affect our operations and our future performance. Many of these factors are beyond our control. Factors that will affect our ability to raise cash through an offering of securities or a refinancing of our debt include financial market conditions, the value of our assets and our performance at the time we need capital.

Our ability to generate cash and repay our indebtedness depends on many factors beyond our control, and any failure to do so could harm our business, financial condition and results of operations.

Our ability to fund future capital expenditures and repay our indebtedness when due (including in particular the Compass Letter of Credit Facility and the Tranche B component of the Loan Agreement, which mature on December 26, 2013 and July 1, 2013, respectively) will depend on distributions from Piceance Energy, borrowings under our debt agreements and our ability to generate sufficient cash flow from operations in the future. To a certain extent, this is subject to general economic, financial, competitive, legislative and regulatory conditions and other factors that are beyond our control, including the prices that we receive for our natural gas and oil production.

We cannot assure you that our business will generate sufficient cash flow from operations, that Piceance Energy can or will make sufficient distributions to us or that future borrowings will be available to us in an amount sufficient to repay our indebtedness (including in particular the Compass Letter of Credit Facility and Tranche B component of the Loan Agreement, which mature on December 26, 2013 and July 1, 2013, respectively) or fund our other liquidity needs. If our cash flow and capital resources are insufficient to fund our needs, we may be forced to reduce our planned capital expenditures, sell assets, seek additional equity or debt capital or restructure our debt. We cannot assure you that any of these remedies could, if necessary, be affected on commercially reasonable terms, or at all, which could cause us to default on our obligations and could impair our liquidity.

Natural gas and oil prices are volatile. Lower prices have adversely affected our financial position, financial results, cash flows, access to capital and ability to grow.

Our revenues, operating results, profitability and future rate of growth depend primarily upon the prices we receive for the natural gas and oil we sell. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow money or raise additional capital.

Historically, the markets for natural gas and oil have been volatile and they are likely to continue to be volatile. Wide fluctuations in natural gas and oil prices may result from relatively minor changes in the supply of and demand for natural gas and oil, market uncertainty and other factors that are beyond our control, including:

•	worldwide and domestic supplies of natural gas and oil;

•	weather conditions;

•	the level of consumer demand;

•	the price and availability of alternative fuels;

•	the proximity and capacity of natural gas pipelines and other transportation facilities;

•	the price and level of foreign imports;

•	domestic and foreign governmental regulations and taxes;

•	the nature and extent of regulation relating to carbon and other GHG emissions;

•	the ability of members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

•	political instability or armed conflict in oil-producing regions; and

•	overall domestic and global economic conditions.

These factors and the volatility of the energy markets make it extremely difficult to predict future natural gas and oil price movements. Declines in natural gas and oil prices not only reduce revenue, but also reduce the amount of natural gas and oil that we can produce economically and, as a result, have had, and could in the future have, a material adverse effect on our financial condition, results of operations, cash flows and reserves. Further, oil and natural gas prices do not move in tandem. Because approximately 73% of our reserves, and 74% of Piceance Energy’s reserves, at December 31, 2012 were natural gas reserves, we are more affected by movements in natural gas prices. Natural gas prices have fallen to historic lows in recent periods.

To attempt to reduce our price risk, we may enter into hedging transactions with respect to a portion of our expected future production. We cannot assure you that such transactions will reduce the risk or minimize the effect of any decline in natural gas or oil prices. Any substantial or extended decline in the prices of or demand for natural gas or oil would have a material adverse effect on our financial condition, liquidity, ability to meet our financial obligations and results of operations.

The current financial environment may have impacts on our business and financial condition that we cannot predict.

The continued instability in the global financial system and related limitation on availability of credit may continue to have an impact on our business and our financial condition, and we may continue to face challenges if conditions in the financial markets do not improve. Our ability to access the capital markets in the future when we would like, or need, to raise capital could be restricted as a result. The difficult financial environment may also limit the number of prospects for potential joint venture, asset monetization or other capital raising transactions that we may pursue in the future or reduce the values we are able to realize in those transactions, making these transactions uneconomic or difficult to consummate. The economic situation could also adversely affect the collectability of our trade receivables and cause our commodity hedging arrangements, if any, to be ineffective if our counterparties are unable to perform their obligations. Additionally, the current economic situation could lead to reduced demand for natural gas and oil, or lower prices for natural gas and oil, or both, which would have a negative impact on our revenues.

Information concerning our reserves is uncertain.

There are numerous uncertainties inherent in estimating quantities of proved reserves and cash flows from such reserves, including factors beyond our control. Reserve engineering is a subjective process of estimating underground accumulations of natural gas and oil that cannot be measured in an exact manner. The accuracy of an estimate of quantities of natural gas and oil reserves, or of cash flows attributable to such reserves, is a function of the available data, assumptions regarding future natural gas and oil prices, availability and terms of financing, expenditures for future development and exploitation activities, and engineering and geological interpretation and judgment. Reserves and future cash flows may also be subject to material downward or upward revisions based upon production history, development and exploitation activities, natural gas and oil prices and regulatory changes. Actual future production, revenue, taxes, development expenditures, operating expenses, quantities of recoverable reserves and value of cash flows from those reserves may vary significantly from our assumptions and estimates. In addition, reserve engineers may make different estimates of reserves and cash flows based on the same data. Further, the difficult financing environment may inhibit our ability to finance development of our reserves in the future.

The estimated quantities of proved reserves and the discounted present value of future net cash flows attributable to those reserves as of December 31, 2012 included in our periodic reports filed with the SEC were prepared by our independent reserve engineers in accordance with the rules of the SEC, and are not intended to represent the fair market value of such reserves. As required by the SEC, the estimated discounted present value of future net cash flows from proved reserves is generally based on prices and costs as required by the SEC on the date of the estimate, while actual future prices and costs may be materially higher or lower. In addition, the 10% discount factor the SEC requires to be used to calculate discounted future net revenues for reporting purposes is not necessarily the most appropriate discount factor based on the cost of capital in effect from time to time and risks associated with our business and the natural gas and oil industry in general.

We may not be able to replace production with new reserves.

Our reserves will decline as they are produced unless we acquire new properties with proved reserves or conduct successful development and exploration drilling activities. Our future natural gas and oil production is highly dependent upon our level of success in finding or acquiring additional reserves that are economically feasible and developing existing proved reserves, which is in turn dependent on, among other things, the availability of capital to fund such acquisition and development activity. A failure to acquire or develop new reserves would have a material adverse effect on our business and results of operations.

Exploration and development drilling may not result in commercially productive reserves.

We may not always encounter commercially producing reservoirs through our drilling operations, new wells we drill or participate in may not be productive and we may not recover all or any portion of our investment in wells we drill or participate in. The seismic data and other technologies we may use would not allow us to know conclusively prior to drilling a well that natural gas or oil is present or may be produced economically. The cost of drilling, completing and operating a well is often uncertain, and cost factors can adversely affect the economics of a project. Our efforts will be unprofitable if we drill dry wells or wells that are productive but do not produce enough reserves to return a profit after drilling, operating and other costs. Further, our drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including:

•	increases in the cost of, or shortages or delays in the availability of, drilling rigs and equipment;

•	unexpected drilling conditions;

•	title problems;

•	pressure or irregularities in formations;

•	equipment failures or accidents;

•	adverse weather conditions; and

•	compliance with environmental and other governmental requirements.

If natural gas or oil prices decrease or exploration and development efforts are unsuccessful, we may be required to take further writedowns.

We have been required in the past to take writedowns of the carrying value of our natural gas and oil properties and other assets and may be required to do so in the future, which would reduce our earnings and there is a risk that we will be required to take additional writedowns. A writedown could occur when natural gas and oil prices are low or if we have substantial downward adjustments to our estimated proved reserves, increases in our estimates of development costs or deterioration in our exploration and development results.

We account for our natural gas and oil exploration and development activities utilizing the successful efforts method of accounting. Under this method, costs of productive exploratory wells, development dry holes and productive wells and undeveloped leases are capitalized. Natural gas and oil lease acquisition costs are also capitalized. Exploratory drilling costs are initially capitalized, but charged to expense if and when the well is determined not to have found reserves in commercial quantities. If the carrying amount of our natural gas and oil properties exceeds the estimated undiscounted future net cash flows, we will adjust the carrying amount of the natural gas and oil properties to their estimated fair value.

We review our natural gas and oil properties for impairment quarterly or whenever events and circumstances indicate that the carrying value may not be recoverable. Once incurred, a writedown of natural gas and oil properties is not reversible at a later date even if natural gas or oil prices increase. Given the complexities associated with natural gas and oil reserve estimates and the history of price volatility in the natural gas and oil markets, events may arise that would require us to record an impairment of the recorded carrying values associated with our natural gas and oil properties.

The exploration, development and operation of natural gas and oil properties involve substantial risks that may result in a total loss of investment.

The business of exploring for and, to a lesser extent, developing and operating natural gas and oil properties involves a high degree of business and financial risk, and thus a substantial risk of investment loss that even a combination of experience, knowledge and careful evaluation may not be able to overcome. Natural gas and oil drilling and production activities may be shortened, delayed or canceled as a result of a variety of factors, many of which are beyond our control. These factors include:

•	availability of capital;

•	unexpected drilling conditions;

•	pressure or irregularities in formations;

•	equipment failures or accidents;

•	adverse changes in prices;

•	adverse weather conditions;

•	title problems;

•	shortages in experienced labor; and

•	increases in the cost, or shortages or delays in the delivery, of equipment.

We may drill wells that are unproductive or, although productive, do not produce oil and/or natural gas in economic quantities. Acquisition and completion decisions generally are based on subjective judgments and assumptions that are speculative. It is impossible to predict with certainty the production potential of a particular property or well. Furthermore, a successful completion of a well does not ensure a profitable return on the investment. A variety of geological, operational, or market-related factors, including, but not limited to, unusual or unexpected geological formations, pressures, equipment failures or accidents, fires, explosions, blowouts, cratering, pollution and other environmental risks, shortages or delays in the availability of drilling rigs and the delivery of equipment, loss of circulation of drilling fluids or other conditions may substantially delay or prevent completion of any well or otherwise prevent a property or well from being profitable. A productive well may become uneconomic in the event water or other deleterious substances are encountered which impair or prevent the production of oil and/or natural gas from the well, or in the event of lower than expected commodity prices. In addition, production from any well may be unmarketable if it is contaminated with water or other deleterious substances.

The marketability of our production depends mostly upon the availability, proximity and capacity of natural gas gathering systems, pipelines and processing facilities, which are owned by third parties.

The marketability of our production depends upon the availability, operation and capacity of natural gas gathering systems, pipelines and processing facilities, which are owned by third parties. The unavailability or lack of capacity of these systems and facilities could result in the shut-in of producing wells or the delay or discontinuance of development plans for properties. United States federal, state and foreign regulation of natural gas and oil production and transportation, tax and energy policies, damage to or destruction of pipelines, general economic conditions and changes in supply and demand could adversely affect our ability to produce and market natural gas and oil. The availability of markets and the volatility of product prices are beyond our control and represent a significant risk.

Prices may be affected by local and regional factors.

The prices to be received for our natural gas production will be determined to a significant extent by factors affecting the local and regional supply of and demand for natural gas, including the adequacy of the pipeline and processing infrastructure in the region to process, and transport, our production and that of other producers. Those factors result in basis differentials between the published indices generally used to establish the price received for regional natural gas production and the actual (frequently lower) price we receive for our production.

Seasonal weather conditions and wildlife restrictions could adversely affect our ability to conduct operations.

Our operations could be adversely affected by weather conditions and wildlife restrictions. In the Rocky Mountains, certain activities cannot be conducted as effectively during the winter months. Winter and severe weather conditions limit and may temporarily halt the ability to operate during such conditions. These constraints and the resulting shortages or high costs could delay or temporarily halt our operations and materially increase our operation and capital costs, which could have a material adverse effect on our business, financial condition and results of operations. In addition, a critical habitat designation for certain wildlife under the U.S. Endangered Species Act or similar state laws could result in material restrictions to public or private land use and could delay or prohibit land access or development. The listing of certain species as threatened and endangered could have a material impact on our operations in areas where such listed species are found.

Our industry experiences numerous operating hazards that could result in substantial losses.

The exploration, development and operation of natural gas and oil properties involve a variety of operating risks including the risk of fire, explosions, blowouts, cratering, pipe failure, abnormally pressured formations, natural disasters, acts of terrorism or vandalism, and environmental hazards, including oil spills, gas leaks, pipeline ruptures or discharges of toxic gases. These industry operating risks can result in injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigation and penalties, and suspension of operations which could result in substantial losses.

We may be unable to compete effectively with larger companies, which could have a material adverse effect on our business, results of operations, and financial condition.

The natural gas and oil industry is intensely competitive, and we compete with other companies that have greater resources than us. Our ability to acquire additional properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. Many of our larger competitors not only explore for and produce natural gas and oil, but also carry on refining operations and market petroleum and other products on a regional, national or worldwide basis. These companies may be able to pay more for productive natural gas and oil properties and exploratory prospects or define, evaluate, bid for and purchase a greater number of properties and prospects than our financial resources permit. In addition, these companies may have a greater ability to continue exploration and development activities during periods of low natural gas and oil market prices and to absorb the burden of present and future federal, state, local and other laws and regulations. Our inability to compete effectively with larger companies could have a material adverse effect on our business, results of operations, and financial condition.

We may not receive payment for a portion of our future production.

The concentration of credit risk in a single industry affects our overall exposure to credit risk because customers may be similarly affected by changes in economic and other conditions. If economic conditions deteriorate, it is likely that situations will occur which will expose us to added risk of not being paid for natural gas or oil that we deliver. We do not attempt to obtain credit protections such as letters of credit, guarantees or prepayments from our purchasers. We are unable to predict what impact the financial difficulties of any of our purchasers may have on our future results of operations and liquidity.

We have no long-term contracts to sell natural gas and oil.

We do not have any long-term supply or similar agreements with governments or other authorities or entities for which we act as a producer. We are therefore dependent upon our ability to sell natural gas and oil at the prevailing wellhead market price. There can be no assurance that purchasers will be available or that the prices they are willing to pay will remain stable.

Losses and liabilities from uninsured or underinsured drilling and operating activities could have a material adverse effect on our financial condition and operations.

We maintain several types of insurance to cover our operations, including worker’s compensation and comprehensive general liability. Amounts over base coverages are provided by primary and excess umbrella liability policies. We also maintain operator’s extra expense coverage, which covers the control of drilling or producing wells as well as redrilling expenses and pollution coverage for wells out of control. Such insurance may not be adequate to cover losses or liabilities. Also, we cannot predict the continued availability of insurance at premium levels that justify its purchase. Terrorist attacks and certain potential natural disasters may change our ability to obtain adequate insurance coverage. The occurrence of a significant event that is not fully insured or indemnified against could materially and adversely affect our financial condition and operations.

We may incur substantial costs to comply with the various federal, state and local laws and regulations that affect our natural gas and oil operations.

We are affected significantly by a substantial amount of governmental regulations that increase costs related to the drilling of wells and the transportation and processing of natural gas and oil. It is possible that the number and extent of these regulations, and the costs to comply with them, will increase significantly in the future. In Colorado, for example, significant governmental regulations have been adopted that are primarily driven by concerns about wildlife and the environment. These government regulatory requirements may result in substantial costs that are not possible to pass through to our customers and which could impact the profitability of our operations.

Our natural gas and oil operations are subject to stringent federal, state and local laws and regulations relating to the release or disposal of materials into the environment or otherwise relating to health and safety, land use, environmental protection or the natural gas and oil industry generally. Legislation affecting the industry is under constant review for amendment or expansion, frequently increasing our regulatory burden. Compliance with such laws and regulations often increases our cost of doing business and, in turn, decreases our profitability. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the incurrence of investigatory or remedial obligations, or the issuance of cease and desist orders.

The environmental laws and regulations to which we are subject may, among other things:

•	require applying for and receiving a permit before drilling commences;

•	restrict the types, quantities and concentration of substances that can be released into the environment in connection with drilling and production activities;

•	limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas; and

•	impose substantial liabilities for pollution resulting from our operations.

Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to maintain compliance, and may otherwise have a material adverse effect on our earnings, results of operations, competitive position or financial condition. Over the years, we have owned or leased numerous properties for natural gas and oil activities upon which petroleum hydrocarbons or other materials may have been released by us or by predecessor property owners or lessees who were not under our control. Under applicable environmental laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act, the federal Resource Conservation and Recovery Act and analogous state laws, we could be held strictly liable for the removal or remediation of previously released materials or property contamination at such locations regardless of whether we were responsible for the release or whether the operations at the time of the release were standard industry practice.

Federal and state legislation and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays.

Congress has considered legislation to amend the federal Safe Drinking Water Act to require the disclosure of chemicals used by the natural gas and oil industry in the hydraulic fracturing process, and other legislation regulating hydraulic fracturing has been considered, and in some cases adopted, at various levels of government. Hydraulic fracturing is an important and commonly used process in the completion of unconventional natural gas wells in shale formations, as well as tight conventional formations, including many of those that we complete and produce. This process involves the injection of water, sand and chemicals under pressure into rock formations to stimulate natural gas production. Sponsors of these bills have asserted that chemicals used in the fracturing process could adversely affect drinking water supplies and/or that hydraulic fracturing could pose a variety of other risks. Any additional level of regulation could lead to operational delays or increased operating costs and could result in additional regulatory burdens that could make it more difficult to perform hydraulic fracturing and increase our costs of compliance and doing business.

Natural gas drilling and production operations require adequate sources of water to facilitate the fracturing process and the disposal of that water when it flows back to the wellbore. If we are unable to obtain adequate water supplies and dispose of the water we use or remove at a reasonable cost and within applicable environmental rules, our ability to produce natural gas commercially and in commercial quantities would be impaired.

New environmental regulations governing the withdrawal, storage and use of surface water or groundwater necessary for hydraulic fracturing of wells may increase operating costs and cause delays, interruptions or termination of operations, the extent of which cannot be predicted, all of which could have an adverse affect on our operations and financial performance. Water that is used to fracture natural gas wells must be removed when it flows back to the wellbore. Our ability to remove and dispose of water will affect our production and the cost of water treatment and disposal may affect our profitability. The imposition of new environmental initiatives and regulations could include restrictions on our ability to conduct hydraulic fracturing or disposal of waste, including produced water, drilling fluids and other wastes associated with the exploration, development and production of natural gas.

We are exposed to credit risk as it affects third parties with whom we have contracted.

Third parties with whom we have contracted may lose existing financing or be unable to obtain additional financing necessary to continue their businesses. The inability of a third party to make payments to us for our accounts receivable, or the failure of our third party suppliers to meet our demands because they cannot obtain sufficient credit to continue their operations, may cause us to experience losses and may adversely impact our liquidity and our ability to make our payments when due.

Proposed changes to U.S. tax laws, if adopted, could have an adverse effect on our business, financial condition, results of operations and cash flows.

The U.S. President’s Fiscal Year 2013 Budget Proposal includes provisions that would, if enacted, make significant changes to U.S. tax laws applicable to oil and natural gas exploration and production companies. These changes include, but are not limited to:

•	the repeal of the limited percentage depletion allowance for oil and natural gas production in the United States;

•	the elimination of current deductions for intangible drilling and development costs;

•	the elimination of the deduction for certain domestic production activities; and

•	an extension of the amortization period for certain geological and geophysical expenditures.

Members of the U.S. Congress have considered similar changes to the existing federal income tax laws that affect oil and natural gas exploration and production companies. It is unclear whether these or similar changes will be enacted. The passage of this legislation or any similar changes in federal income tax laws could eliminate or postpone certain tax deductions that are currently available with respect to U.S. oil and natural gas exploration and development. Any such changes could have an adverse effect on our financial position, results of operations and cash flows.

Potential legislative and regulatory actions addressing climate change could increase our costs, reduce our revenue and cash flow from natural gas and oil sales or otherwise alter the way we conduct our business.

Future changes in the laws and regulations to which we are subject may make it more difficult or expensive to conduct our operations and may have other adverse effects on us. For example, the United States Environmental Protection Agency, or the USEPA, has issued a notice of finding and determination that emissions of carbon dioxide, methane and other greenhouse gases, or GHG, present an endangerment to human health and the environment, which allows the USEPA to begin regulating emissions of GHGs under existing provisions of the CAA. The USEPA has begun to implement GHG-related reporting and permitting rules. Similarly, the U.S. Congress has considered and may in the future consider “cap and trade” legislation that would establish an economy-wide cap on emissions of GHGs in the United States and would require most sources of GHG emissions to obtain GHG emission “allowances” corresponding to their annual emissions of GHGs. Any laws or regulations that may be adopted to restrict or reduce emissions of GHGs would likely require us to incur increased operating costs and could have an adverse effect on demand for our production.

The adoption and implementation of new statutory and regulatory requirements for derivative transactions could have an adverse impact on our ability to hedge risks associated with our business and increase the working capital requirements to conduct these activities.

The Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, provides for new statutory and regulatory requirements for derivative transactions, including oil and natural gas hedging transactions. Among other things, the Dodd-Frank Act provides for the creation of position limits for certain derivatives transactions, as well as requiring certain transactions to be cleared on exchanges for which cash collateral will be required. In October 2011, the Commodities Futures and Trading Commission, or the CFTC, approved final rules that establish position limits for futures contracts on 28 physical commodities, including four energy commodities, and swaps, futures and options that are economically equivalent to those contracts. The rules provide an exemption for “bona fide hedging” transactions or positions, but this exemption is narrower than the exemption under existing CFTC position limit rules. These newly approved CFTC position limits rules were vacated by the United States District Court for the District of Columbia in September 2012, although the CFTC has stated that it will appeal the District Court’s decision.

It is not possible at this time to predict with certainty the full effect of the Dodd-Frank Act and CFTC rules on us and the timing of such effects. The Dodd-Frank Act may require us to comply with margin requirements and with certain clearing and trade-execution requirements if we do not satisfy certain specific exceptions. The Dodd-Frank Act may also require the counterparties to our derivatives contracts to transfer or assign some of their derivatives contracts to a separate entity, which may not be as creditworthy as the current counterparty. Depending on the rules adopted by the CFTC or similar rules that may be adopted by other regulatory bodies, we might in the future be required to provide cash collateral for our commodities hedging transactions under circumstances in which we do not currently post cash collateral. Posting of such additional cash collateral could impact liquidity and reduce our cash available for capital expenditures. A requirement to post cash collateral could therefore reduce our ability to execute hedges to reduce commodity price uncertainty and thus protect cash flows. If we reduce our use of derivatives as a result of the Dodd-Frank Act and regulations, our results of operations may become more volatile and our cash flows may be less predictable.

Our disclosure controls and procedures may not prevent or detect all acts of fraud.

Our disclosure controls and procedures are designed to reasonably assure that information required to be disclosed by us in reports we file or submit under the Exchange Act is accumulated and communicated to management, recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.

Our management, including our Chief Executive Officer and Chief Financial Officer, believes that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, they cannot provide absolute assurance that all control issues and instances of fraud, if any, within our companies have been prevented or detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by an unauthorized override of the controls. The design of any systems of controls also is based in part upon certain assumptions about the likelihood of future events, and we cannot assure you that any design will succeed in achieving its stated goals under all potential future conditions. Accordingly, because of the inherent limitations in a cost effective control system, misstatements due to error or fraud may occur and not be detected.

Failure to maintain an effective system of internal control over financial reporting may have an adverse effect on our stock price.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated by the SEC to implement Section 404, we are required to furnish a report by our management to include in our annual reports on Form 10-K regarding the effectiveness of our internal control over financial reporting. The report includes, among other things, an assessment of the effectiveness of our internal control over financial reporting as of the end of our fiscal year, including a statement as to whether or not our internal control over financial reporting is effective. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by management.

We have in the past, and in the future may discover, areas of our internal control over financial reporting which may require improvement. Prior to our emergence from bankruptcy, management concluded we had material weaknesses with respect to maintaining an effective financial reporting and closing process to prepare financial statements in accordance with U.S. generally accepted accounting principles. The majority of the factors contributing to our material weaknesses related to the impact the bankruptcy had on critical accounting processes and related accounting resources. At December 31, 2012, management performed an assessment of the design and operating effectiveness of internal control over financial reporting and determined that there were control gaps in our internal control and related processes that require remediation to be performed by management. Furthermore, while completing our December 31, 2012 year end close process, adjustments were identified relating to the application of fresh start accounting that impacted amounts, the presentation of the financial statements and related disclosures previously reported in our quarterly report on Form 10-Q for the quarter ended September 30, 2012. Accordingly, management concluded that these findings were evidence that a material weakness still exists as of December 31, 2012. These material weaknesses have not been remedied and the effectiveness of our internal control over financial reporting in the future will depend on our ability to fulfill the steps to remediate these and other material weaknesses. If we are unable to assert that our internal control over financial reporting is effective now or in any future period, or if our auditors are unable to express an opinion on the effectiveness of our internal controls, we could lose investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on our stock price.

Risks Related to Texadian

Texadian’s risk management strategies may not be effective.

Texadian is exposed to volatility in crude oil prices. To minimize such exposures, inventory levels are monitored when making decisions with respect to risk management. Generally, Texadian only purchases crude oil products for which it has a market and structures its purchase and sales contracts so that price fluctuations for those products do not materially affect the margin it receives. Texadian also seeks to maintain a position that is substantially balanced; however, it may experience net unbalanced positions for short periods of time as a result of transportation and delivery variances, as well as logistical issues associated with inland river conditions. Physical inventory is monitored and managed to a balanced position over a reasonable period of time. Additionally, when delays in delivery or receipt do occur they are hedged using future positions and the resulting gains or losses are recorded as derivative income or losses in the month they are realized. Texadian’s business is also affected by counterparty risk including non-performance by suppliers, vendors and counterparties, fluctuations in crude oil prices, transportation costs, the weather, energy prices, interest rates, and foreign currency exchange rates. Although Texadian may engage in hedging transactions to manage these risks, such transactions may not be successful in mitigating its exposure to these fluctuations and may adversely affect reporting and operating results.

Texadian is subject to numerous laws and regulations globally that could adversely affect operating results.

Texadian is required to comply with the numerous and broad reaching laws and regulations administered by United States federal, state, local, and Canadian governmental agencies relating to, but not limited to, the sourcing, transporting, storing and merchandising of crude oil. Any failure to comply with applicable laws and regulations could subject Texadian to administrative penalties and injunctive relief, civil remedies, including fines, injunctions, and recalls of its products.

Texadian is subject to economic downturns, political instability and other risks of doing business with a globally sourced and traded commodity, which could adversely affect operating results.

If we are not successful in entering into hedging transactions, economic downturns and volatile conditions may have a negative impact on Texadian’s ability to execute its business strategies and on its financial position and its results of operations. Texadian’s results of operations could be affected by changes in trade, monetary and fiscal policies, laws and regulations, and other activities of governments, agencies, and similar organizations, including political conditions, trade regulations affecting production, pricing and marketing of products, local labor conditions and regulations, burdensome taxes and tariffs, enforceability of legal agreements and judgments, and other trade barriers.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our:

•	our dependence on the results of Piceance Energy;

•	our ability to control activities on properties we do not operate;

•	our ability to maintain adequate liquidity;

•	the continued availability of our net operating loss tax carryforwards;

•	identifying future acquisitions and our diligence of any acquired properties;

•	our level of indebtedness;

•	our ability to generate cash flow;

•	the volatility of natural gas and oil prices, including the effect of local or regional factors;

•	instability in the global financial system;

•	uncertainties in the estimation of proved reserves and in the projection of future rates of production;

•	our ability to replace production;

•	the success of our exploration and development efforts;

•	declines in the values of our natural gas and oil properties resulting in writedowns;

•	timing, amount, and marketability of production;

•	third party curtailment, or processing plant or pipeline capacity constraints beyond our control;

•	the strength and financial resources of our competitors;

•	seasonal weather conditions;

•	operating hazards that result in losses;

•	uninsured or underinsured operating activities;

•	legal and/or regulatory compliance requirements;

•	credit risk of our contract counterparties;

•	effectiveness of our disclosure controls and procedures and our internal controls over financial reporting;

•	our ability to develop and grow our marketing, transportation, distribution and logistics business;

•	the illiquidity and price volatility of our common stock;

•	the concentrated ownership of our common stock;

•	the success of Texadian’s risk management strategies;

•	compliance with laws and regulations relating to Texadian’s business; and

•	commodity price risk for the business of Texadian.

These types of statements, other than statements of historical fact included in this prospectus and the documents incorporated by reference herein, are forward-looking statements. These forward-looking statements may be found in “Prospectus Summary,” “Risk Factors,” and other sections of this prospectus as well as the documents incorporated by reference herein. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology.

The forward-looking statements contained in this prospectus and the documents incorporated by reference herein are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. All readers are cautioned that the forward-looking statements contained in this prospectus and the documents incorporated by reference herein are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or that the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors described in “Risk Factors” and elsewhere in this prospectus and the documents incorporated by reference herein. All forward-looking statements speak only as of the date they are made. We do not intend to update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

NO BOARD RECOMMENDATION

The Board believes the rights offering is in our best interests. The rights offering proceeds will be used to repay certain indebtedness and for general corporate purposes, including possible acquisitions. See “Use of Proceeds” for a discussion of how we intend to allocate and use the proceeds from the rights offering.

The Board is not making any recommendation to you as to whether you should exercise your warrants. You must make your own decision as to whether to exercise your warrants.

You also should not view the commitment of any potential backstop purchasers as a recommendation or other indication by such backstop purchasers or by any member of the Board that your participation in this rights offering is in your best interests. No dealer, salesman or other person has been authorized by us to provide you with any information other than the information contained in this prospectus, the information incorporated by reference in this prospectus and the other documents delivered herewith. You should rely only on the information provided in this document or other information that we have referred you to. This prospectus and the other documents referred to do not constitute an offer to sell or a solicitation to buy securities in any jurisdiction in which an offer or a solicitation would be unlawful.

The Information Agent for the rights offering,                 , has agreed to provide services to us in connection with the rights offering. If you require assistance, you should contact the Information Agent and not members of management or the Board. Please contact the Information Agent at                     .

USE OF PROCEEDS

The proceeds from the rights offering will be used to repay certain indebtedness and for general corporate purposes, including possible acquisitions. We have not engaged an underwriter so no underwriting fees or commission will be payable in connection with this rights offering. Assuming full participation, we expect to receive gross proceeds of approximately $         million from this rights offering.

The repayment of indebtedness includes approximately $         million outstanding under our delayed draw term loan credit agreement, or the Loan Agreement, and $         letter of credit facility. The Loan Agreement provides for borrowings of up to $30.0 million and, at our election, such borrowings bear interest at a rate equal to 9.75% per annum payable either (i) in cash, quarterly, in arrears at the end of each calendar quarter or (ii) in-kind, accruing quarterly. Obligations under the Loan Agreement mature on August 31, 2016. There is also a Tranche B component to the Loan Agreement, providing for borrowings of up to $35.0 million. At our election, the Tranche B component bears interest at a rate equal to 9.75% per annum payable either (i) in cash or (ii) in-kind, and matures on July 1, 2013. There is $         million, including $35.0 million under the Tranche B component, outstanding under the Loan Agreement as of the date of this prospectus. Certain of our stockholders are lenders under the Loan Agreement.

The Compass Letter of Credit Facility provides for a letter of credit facility in an aggregate principal amount of $30.0 million that is available for the issuance of cash-collateralized standby letters of credit for us or any of our subsidiaries’ account. Letters of credit issued under the Compass Letter of Credit Facility are secured by an amount of cash pledged and delivered by us equal to one hundred five percent (105%) of the undrawn amount of all outstanding letters of credit. We agreed to pay a letter of credit fee equal to one and one half percent (1.5%) per annum of the stated face amount. The Compass Letter of Credit Facility matures on December 26, 2013. There is $         million outstanding under the Compass Letter of Credit Facility as of the date of this prospectus.

For a description of the terms and conditions of the Loan Agreement and the Compass Letter of Credit Facility, see “Note 6 — Debt — Delayed Draw Term Loan Credit Agreement” to our historical financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012, or the Annual Report, which is incorporated by reference into this prospectus.

CAPITALIZATION

The following table shows our unaudited cash and cash equivalents and capitalization as of December 31, 2012:

•	on an actual basis; and

•	as adjusted to give effect to the rights offering and the application of the net proceeds therefrom as described under “Use of Proceeds.”

We derived this table from, and it should be read in conjunction with and is qualified in its entirety by reference to, the historical financial statements and the accompanying notes included in the Annual Report, which is incorporated by reference into this prospectus. You should also read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report.

	As of December 31, 2012 (in thousands)
	Actual	As Adjusted for this Offering
Cash and cash equivalents	$6,185	$

Restricted cash	$23,970	$

Debt:

Current Maturities of Debt	$35,000	$
Long-term debt(1)	7,391
Total debt	$42,391	$
Stockholders’ equity:
Preferred stock, $0.01 par value; authorized 300,000,000 shares, none outstanding	$—	$
Common stock, $0.01 par value; authorized 300,000,000 shares, issued and outstanding 150,080,927 shares actual and shares as adjusted	1,501
Additional paid-in capital	108,095
Accumulated deficit	(8,839)

Total stockholders’ equity	$100,757	$

Total capitalization	$184,203	$

(1)	Face value of this debt is approximately $13 million.

The number of shares of common stock to be outstanding after this offering excludes                 shares issuable upon exercise of certain warrants.

CORPORATE GOVERNANCE

Directors and Executive Officers

Our current executive officers and members of our Board, and their respective ages, are as follows:

Name	Age	Position
William Monteleone (2) (3)	29	Chairman of the Board of Directors(4)
L. Melvin Cooper(1)	59	Director
Michael R. Keener(1)	53	Director
Benjamin Lurie(2)	30	Director
Jacob Mercer(2) (3)	37	Director
John T. Young, Jr.	39	Chief Executive Officer
R. Seth Bullock	39	Chief Financial Officer

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Strategic and Operations Committee.
(4)	Mr. Monteleone was appointed to serve as Chairman from March 1, 2013 to August 31, 2013. It is anticipated that the Chairman will be voted on by the Board starting September 1, 2013.

William Monteleone, age 29, has served as a director since August 2012. Mr. Monteleone is an Associate at Equity Group Investments (“EGI”) having joined in 2008. Previously, Mr. Monteleone worked for Banc of America Securities LLC from 2006 to 2008 where he was involved in a variety of debt capital raising transactions, including leveraged buyouts, corporate-to-corporate acquisitions and other debt financing activities. At EGI, he is responsible for evaluating potential new investments and monitoring existing investments. In addition to our Board, Mr. Monteleone serves on the Board of Directors of Wapiti Oil and Gas, LLC and Kuwait Energy Company. Mr. Monteleone graduated magna cum laude from Vanderbilt University with a bachelor’s degree.

L. Melvin Cooper, age 59, has served as a director and Chairman of the Audit Committee since August 2012. Mr. Cooper has over 25 years of experience in various accounting and financial roles. Currently, Mr. Cooper serves as the Senior Vice President and Chief Financial Officer of Forbes Energy Services Ltd. (NASDAQ Global Market: FES), a public company in the energy services industry. Prior to joining Forbes in June 2007, Mr. Cooper served as Senior Vice President and Chief Financial Officer of Cude Oilfield Contractors, Inc., beginning in January 2007. From 2004 to 2007, Mr. Cooper served as President of SpectraSource Corporation, a supplier of products and services to the new home building industry. From 2000 to 2004, Mr. Cooper served as President of Cerqa, the supply chain management division of Nationwide Graphics, Inc., a national printing and supply chain management company where Mr. Cooper formerly served as Senior Vice President and Chief Financial Officer. Mr. Cooper has also served as President or Chief Financial Officer of various companies involved in telecommunications, nutritional supplements, water purification, scrap metal, drilling fluids, and natural gas marketing. Mr. Cooper also has served as a member of the Board of Directors, the Audit Committee, and the Corporate Governance and Nominating Committee of Flotek Industries, Inc. (NYSE: FTK) since October 2010, and as a member of the Compensation Committee since November 2011. Also in 2011, Mr. Cooper received the Board Leadership Fellow designation from the National Association of Corporate Directors (“NACD”) where he is also a member of the Board of Directors of the NACD Houston area Tri-City Chapter. Mr. Cooper received a degree in accounting from Texas A&M University-Kingsville (formerly Texas A&I) in 1975 and is a Certified Public Accountant. Mr. Cooper has extensive financial and accounting experience, and his background, prior experiences, professional credentials and expertise qualify him to serve as one of our Audit Committee financial experts and a director.

Michael Keener, age 53, has served as a director since August 2012. Mr. Keener has over 30 years of experience in the energy sector. Since January 2011, Mr. Keener has served as a Principal of KP Energy, providing mezzanine debt, private equity and direct asset ownership primarily with exploration and production companies in North America. Prior to joining KP Energy, Mr. Keener worked as a Managing Director in the energy team of Imperial Capital LLC from October 2009 until December 2010. From February 2003 until their acquisition by Imperial Capital in October 2009, Mr. Keener served as Principal and Managing Director of Petrobridge Investment Management, LLC. From 1981 to 2003, Mr. Keener served in a number of roles in Royal Dutch Shell PLC including as Director and Vice President of Shell Capital and Financial Advisor to Shell Offshore. Mr. Keener also has served on the Board of Directors of Dune Energy (OTC Bulletin Board: DUNR) since January 2012. Mr. Keener holds a degree in Business Administration from Bloomsburg University and a Masters of Business Administration from Loyola University. Mr. Keener has extensive financial and operating experience, and his background, prior experiences, professional credentials and expertise qualify him to serve as one of our Audit Committee financial experts and a director.

Benjamin Lurie, age 30, has served as a director since August 2012. Mr. Lurie is an Associate at EGI having joined in 2011. Prior to joining the firm in 2011, Mr. Lurie worked at Lurie Investments evaluating and developing new and existing business opportunities ranging from technology to services to real estate from January 2006 to December 2010. At EGI, Mr. Lurie is responsible for evaluating potential new investments and monitoring existing investments. He holds a master’s degree in business administration from INSEAD, and a postgraduate certificate from the United Nations University. He received dual bachelor’s degrees from the University of Wisconsin-Madison. He holds the Charted Financial Analyst designation.

Jacob Mercer, age 37, has served as a director since August 2012. Mr. Mercer joined Whitebox in October 2007 and is a Senior Portfolio Manager focusing on distressed and high yield investments. Previously, Mr. Mercer worked for Xcel Energy (XEL) from July 2005 to October 2007 as Assistant Treasurer and Managing Director. Prior to that, he worked at Piper Jaffray as a Senior Credit Analyst and Principal and at Voyageur Asset Management as a Credit Analyst. In addition, Mr. Mercer served as a Logistics Officer in the United States Army. Mr. Mercer holds a BA in both Business Management and Economics from St. John’s University. He holds the Chartered Financial Analyst designation. Mr. Mercer also serves on the Board of Directors for the following privately held companies: ES Purchaser LLC, since January 2012, and Sunshine Enterprises Ltd., since November 2011.

John T. Young, Jr., age 39, has served as our Chief Executive Officer since August 2012. We previously appointed Mr. Young as our Chief Restructuring Officer in November 2011, and appointed him as Chief Financial Officer in July 2012. Mr. Young also currently serves as Senior Managing Director at Conway MacKenzie, Inc., which we retained in late 2011 to assist with our strategic alternatives process. Mr. Young has served as Senior Managing Director at Conway MacKenzie, Inc. since December 2008. Mr. Young has substantial knowledge and experience providing restructuring advisory services, including interim management and debtor advisory, litigation support, post-merger integration and debt restructuring and refinancing. Mr. Young’s experience also includes serving in a multitude of advisory capacities within the energy and oilfield services industries as well as Lone Star Funds and KPMG Peat Marwick. Mr. Young is a Certified Public Accountant and received his BBA and MBA from Baylor University.

R. Seth Bullock, age 39, has served as our Chief Financial Officer since August 2012. Mr. Bullock previously served as our Treasurer from July 2012 through August 2012. He serves as a Managing Director at Conway MacKenzie, Inc. and has been employed with Conway MacKenzie, Inc. since November 2011. From May 2010 through November 2011, Mr. Bullock served as Managing Director at Kenmont Solutions Capital, a direct origination mezzanine fund focused on middle market companies in the energy, power and infrastructure sectors. From July 2007 through May 2010, Mr. Bullock served as Analyst at Kenmont Investments Management, a multi-strategy hedge fund focused on the energy, power and transportation sectors. Prior to Kenmont, Mr. Bullock held positions of increasing responsibility with Koch Capital Markets, a division of Koch Industries, Inc. Prior to Koch, Mr. Bullock held positions of increasing responsibility with Arthur Andersen’s Global Energy Corporate Finance Group. Mr. Bullock holds a BBA in Finance from Loyola University, New Orleans. He holds the Chartered Financial Analyst designation.

Board Composition and Independence

The Board is composed of five members. Under our stockholders agreement dated effective August 31, 2012, or the Stockholders Agreement, certain of our stockholders have the right to elect members of the Board.

Whitebox and its affiliates may designate two individuals in the two-year period following the Emergence Date, and after such two-year period, Whitebox may designate two (2) individuals so long as Whitebox or its affiliates hold at least ten percent (10%) of the outstanding shares of our common stock and one (1) individual so long as Whitebox or its affiliates hold at least five percent (5%) but less than ten percent (10%) of the outstanding shares of our common stock, or collectively the Whitebox Designees. In the event that Whitebox or its affiliates no longer hold at least five percent (5%) of the outstanding shares of our common stock, the Whitebox Designees shall be designated by holders of a majority of the outstanding shares of our common stock.

ZCOF, and its affiliates may designate two individuals in the two-year period following the Emergence Date, and after such two-year period, ZCOF may designate two (2) individuals so long as ZCOF or its affiliates hold at least ten percent (10%) of the outstanding shares of our common stock and one (1) individual so long as ZCOF or its affiliates hold at least five percent (5%) but less than ten percent (10%) of the outstanding shares of our common stock, or collectively, the ZCOF Designees. In the event that ZCOF or its affiliates no longer hold at least five percent (5%) of the outstanding shares of our common stock, the ZCOF Designees shall be designated by holders of a majority of the outstanding shares of our common stock.

One individual, or the Independent Designee, shall be designated jointly by Whitebox, ZCOF and Waterstone, so long as Whitebox, ZCOF and Waterstone and/or their affiliates collectively hold at least twenty percent (20%) of the outstanding shares of our common stock, which Independent Designee shall not be an affiliate of Whitebox, ZCOF or Waterstone. In the event that Whitebox, ZCOF and Waterstone are no longer collectively holders of at least twenty percent (20%) of the outstanding shares of our common stock, then the Independent Designee shall be designated by holders of a majority of the then outstanding shares of our common stock. In addition, in the event that any of Whitebox, ZCOF or Waterstone (together with its affiliates) individually no longer holds at least five percent (5%) of the shares of our common stock, then such person shall no longer be entitled to jointly designate the Independent Designee, which Independent Designee shall thereafter be designated by the remaining persons who are still entitled to appoint the Independent Designee.

To the extent that any of the above as to Whitebox, ZCOF or Waterstone shall not be applicable, any member of the Board who would otherwise have been designated in accordance with the terms thereof shall instead be voted upon by all of our stockholders entitled to vote thereon in accordance with our certificate of incorporation.

Messrs. Monteleone and Lurie are the ZCOF Designees, Messrs. Mercer and Cooper are the Whitebox Designees and Mr. Keener is the Independent Designee. The Board has determined that each of our directors qualifies as an independent director under applicable rules promulgated by the SEC and The NASDAQ Stock Market listing standards (although our common stock is no longer listed on NASDAQ), and has concluded that none of these directors has a material relationship with us that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of common stock as of April 8, 2013 before this right offering and after the completion of this right offering (assuming full participation) by (i) each person who is known by the company to own beneficially more than five percent of the outstanding shares of common stock, (ii) each named executive officer of the company, (iii) each director of the company and (iv) all directors and executive officers as a group. Unless otherwise noted, the mailing address of each person or entity named below who is known by us to beneficially own more than five percent (5%) of our outstanding shares of common stock is 1301 McKinney, Suite 2025, Houston, Texas 77010.

Beneficial holders	Amount and Nature of Beneficial Ownership(1)
	Number	Percentage
5% Stockholders:
Zell Credit Opportunities Master Fund, L.P.(2)	56,359,319	36.6%
Whitebox Advisors, LLC(3)	41,851,025	27.3%
Waterstone Capital Management, L.P. (4)	29,021,800	19.1%
Directors and Executive Officers:
Jacob Mercer	70,125	*
William Monteleone	38,154	*
Benjamin Lurie	38,154	*
Michael R. Keener	22,892	*
L. Melvin Cooper	22,892	*
John T. Young, Jr.	0	—
R. Seth Bullock	0	—
Carl E. Lakey(5)	0	—
Kevin K. Nanke(6)	0	—
Stanley F. Freedman(7)	202,232	*
All directors and executive officers as a group (seven persons)	192,217	*

*	Denotes less than 1% beneficially owned.
(1)	Based on 150,080,045 shares outstanding as of April 8, 2013.
(2)	Information based solely upon the Schedule 13D jointly filed with the SEC on September 10, 2012 by ZCOF, Chai Trust Company, LLC and ZCOF Par Petroleum Holdings, L.L.C. Includes 3,959,328 shares of common stock issuable upon exercise of a warrant issued to ZCOF Par Petroleum Holdings, L.L.C. ZCOF and Chai Trust Company, LLC share voting and dispositive power over all of the shares. The address of these entities is Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606.
(3)	Information based solely upon the Schedule 13D jointly filed with the SEC on February 28, 2013 by Whitebox, Whitebox Asymetric Advisors, LLC, Whitebox Multi-Strategy Advisors, LLC, Whitebox Credit Arbitrage Advisors, LLC, Whitebox Concentrated Convertible Arbitrage Advisors, LLC, Pandora Select Adviors, LLC, Whitebox Asymmetric Partners, L.P., Whitebox Asymmetric Opportunities Fund, L.P., Whitebox Asymmetric Opportunities Fund, Ltd., Whitebox Multi-Strategy Partners, L.P., Whitebox Multi-Strategy Fund, L.P., Whitebox Multi-Strategy Fund, Ltd., Whitebox Credit Arbitrage Partners, L.P., Whitebox Credit Arbitrage Fund, L.P., Whitebox Credit Arbitrage Partners, L.P., Whitebox Credit Arbitrage Fund, L.P., Whitebox Credit Arbitrage Fund, Ltd., Whitebox Concentrated Convertible Arbitrage Partners, L.P., Whitebox Concentrated Convertible Arbitrage Fund, L.P., Whitebox Concentrated Convertible Arbitrage Fund, Ltd., Pandora Select Partners, L.P., Pandora Select Fund, L.P., Pandora Select Fund, Ltd., HFR RVA Combined Master Trust and IAM Mini-Fund 14 Limited. Includes 3,326,574 shares of common stock issuable upon exercise of a warrant issued to WB Delta, LTD. The address of Whitebox is 3033 Excelsior Blvd., Minneapolis, MN 55416.
(4)

This information is based solely on the Schedule 13G jointly filed with the SEC on February 13, 2013 by Waterstone, Waterstone Market Neutral Master Fund, Ltd., Waterstone Capital Offshore Advisors, LP, Waterstone Asset Management, LLC and Shawn Bergerson. Waterstone, Waterstone Capital Offshore

Advisors, LP, Waterstone Asset Management, LLC and Shawn Bergerson reported shared voting and dispositive power over the 25,584,808 shares beneficially owned, while Waterstone Market Neutral Master Fund, Ltd. Reported shared voting and dispositive power over 17,841,378 shares. Includes 1,797,210 shares of common stock issuable upon exercise of warrants issued to Waterstone Offshore ER Fund, LTD (197,278), Prime Capital Master SPC (29,736), Waterstone Market Neutral Mac51, LTD (109,030), Waterstone Market Neutral Master Fund, LTD (1,167,007), Waterstone MF Fund, LTD (272,097) and Nomura Waterstone Market Neutral Fund (22,062). The address of Waterstone, Waterstone Capital Offshore Advisors, LP, Waterstone Asset Management, LLC and Mr. Bergerson is 2 Carlson Parkway, Suite 260, Plymouth, Minnesota 55447. The address of Waterstone Market Neutral Master Fund, Ltd. is 45 Market Street, Suite 3205, 2nd Floor, Gardenia Court, Camana Bay, Grand Cayman KY1-9003, Cayman Islands.
(5)	Mr. Lakey’s service with us ceased on the Emergence Date.
(6)	Mr. Nanke’s service with us ceased on the Emergence Date.
(7)	Mr. Freedman’s service with us ceased on the Emergence Date.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Delayed Draw Term Loan Credit Agreement

Certain of our stockholders are lenders under the Loan Agreement. For a description of the terms and conditions of the Loan Agreement, see “Note 6 — Debt — Delayed Draw Term Loan Credit Agreement” to our historical financial statements included in the Annual Report, which is incorporated by reference into this prospectus.

Warrant Issuance Agreement

Certain of our stockholders who are lenders under the Loan Agreement received warrants exercisable for shares of common stock in connection with such loan. For a description of the terms and conditions of the warrants, see “Note 6 — Debt — Delayed Draw Term Loan Credit Agreement” to our historical financial statements included in the Annual Report, which is incorporated by reference into this prospectus.

Stockholders Agreement

Pursuant to the Stockholders Agreement, certain of our stockholders have the right to elect members of the Board, as described under “Corporate Governance — Board Composition and Independence.”

In addition, under the Stockholders Agreement, in the two years following the Emergence Date, we may not consummate either (i) a merger, stock issuance, sale of all or substantially all assets, change of entity, or any similar transaction pursuant to which not all holders of our securities entitled to vote for members of the Board are treated equally or (ii) a transaction with an affiliate, without prior approval from either (1) a majority of such securities not held by Whitebox, ZCOF and Waterstone or their affiliates, or the Required Majority, or (2) the Independent Designee. If such transaction is approved by the Independent Designee without the approval of the Required Majority, we may not consummate any such transaction unless it also receives an opinion from an investment bank or other similar financial advisor that the contemplated transaction is fair, from a financial point of view, to us; provided, however, that such opinion shall only be required (i) for any transaction with a value in excess of $45 million or (ii) for any transaction with an affiliate with a value in excess of $7.5 million. Notwithstanding the foregoing, no such opinion shall be required for any capital contributions used solely to support Par Piceance Energy Equity’s potential $60 million in additional capital contributions to Piceance Energy in accordance with the LLC Agreement, if the timing of such capital contributions makes obtaining such opinion impractical. Certain other identified transactions are also excluded from the above requirements.

Review, Approval or Ratification of Transactions with Related Persons

The Board has recognized that transactions between us and certain related persons present a heightened risk of conflicts of interest. In order to ensure that we act in the best interests of our stockholders, the Board has delegated the review and approval of related party transactions to the Audit Committee in accordance with our written Audit Committee Charter. After its review, the Audit Committee will only approve or ratify transactions that are fair to us and not inconsistent with the best interests of us and our stockholders. Any director who may be interested in a related party transaction shall recuse himself from any consideration of such related party transaction.

THE RIGHTS OFFERING

Pursuant to the rights offering, we are issuing, at no charge, one warrant with respect to each share of our common stock outstanding as of the record date. We anticipate that holders of disputed unsecured claims (see “Summary — Our Plan of Reorganization” for more information) will also be entitled to receive warrants and participate in the offering based on the number of shares of common stock that such holders could receive if their claims were liquidated in amount and allowed as filed with the U.S. Bankruptcy Court. Our inclusion of the holders of disputed unsecured claims in this offering does not represent a concession that such claims will or should be allowed when they are ultimately determined. The warrants cannot be traded separately from the underlying shares of common stock. Warrantholders will be entitled to purchase                 shares of our common stock for every warrant held at the exercise price of $     per share. The warrant exercise price and other terms of the rights offering were approved by the disinterested members of the Board. If all of the warrants are exercised in the rights offering, including as a result of the backstop commitment, the total purchase price of all of our common stock sold in the rights offering will be $         million.

The warrants are exercisable beginning on the record date and will expire if they are not exercised by 5:00 p.m., New York City time, on                 , 2013, unless extended by us from time to time in our sole discretion.

Warrants that are not exercised by the expiration date of the rights offering will expire and will have no value.

Warrantholders should note that immediately available funds must be received by the expiration date for a subscription to be valid. Although personal checks will be accepted, if they have not cleared by the expiration date, the subscription will not be valid. See “— Exercise of Warrants.” We reserve the right to limit the exercise of any warrants that would result in a risk of any stockholder becoming the owner of 5% or more of our common stock. We may also limit the exercise of warrants by warrantholders who possess 5% of our outstanding common stock. See “Risk Factors — We have the right to limit the exercise of the warrants” and “— Certificate of Incorporation Restrictions; Escrow Protection Mechanics.” Warrantholders who exercise their warrants will not be entitled to revoke their exercise. Warrantholders who do not exercise their warrants will relinquish any value inherent in the warrants.

The Warrants

Warrants distributed in the rights offering will not be separately certificated and will not trade separately from the underlying shares. In order to exercise warrants, we will require stockholders who hold their shares of our common stock in certificated form to deliver to the stock warrant agent the common stock certificates representing at least the warrants to be exercised. The stock warrant agent will hold this common stock in escrow for the holders. Because of this, if a warrantholder exercises a warrant pursuant to such escrow arrangements, the warrantholder will not be able to sell or otherwise transfer any common stock delivered to the stock warrant agent until returned after the expiration date of this rights offering.

Stockholders who hold their shares of our common stock through DTC or other nominee will be required to agree to instruct their broker, custodian or other nominee to instruct DTC to transfer the shares of common stock representing the warrants to be exercised to the stock warrant agent, to be held in a suspense account on behalf of the stockholder, pending the closing of the rights offering. As soon as reasonably practicable following the expiration or completion of the rights offering, the stock warrant agent will return to stockholders or DTC, as the case may be, the common stock held in escrow on behalf of the stockholders and will issue the common stock underlying the existing warrants to warrantholders validly exercising their warrants.

Holders of disputed unsecured claims will not be required to deliver shares of common stock in connection with the exercise of their warrants. After the record date, disputed unsecured claims will not be transferrable until after the expiration date of this rights offering.

To determine the maximum number of shares that you may purchase, multiply the number of warrants you own by                     . For example, if you own 100 warrants, you may subscribe for                 shares (100 warrants multiplied by                     =                     ). To avoid the inconvenience of issuing fractional shares, you will not receive fractional shares of our common stock, but instead, you will receive cash in lieu of fractional shares of our common stock as a result of your exercise of warrants pursuant to the rights offering, calculated as the product of the fraction of a share of common stock multiplied by the difference between the current market price at closing of a share of common stock and the exercise price.

Expiration of the Rights Offering

You may exercise your warrants at any time before 5:00 p.m., New York City time, on                 , 2013. We may, in our sole discretion, extend the expiration date for exercising the warrants. If you do not exercise your warrants before the expiration date, your unexercised warrants will be null and void. We will not be obligated to honor your exercise of warrants if the warrant agents receive the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents. We may extend the expiration date by giving oral or written notice to the warrant agents on or before the scheduled expiration date. If we elect to extend the expiration date of the rights offering, we will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.

Subscription Privileges

Your warrants entitle you to the basic subscription privilege and the oversubscription privilege.

Basic Subscription Privilege. With your basic subscription privilege, you may purchase shares of our common stock for every warrant you hold, by delivery of the required documents, including your stock certificates if you hold shares in certificated form, and payment of the exercise price. There is no minimum number of shares you must purchase as a result of the exercise of your warrants, but you may not purchase fractional shares. The applicable warrant agent will deliver to you certificates, or make the necessary book-entry transfers, representing the shares that you purchase upon the exercise of your warrants as soon as practicable after the rights offering has expired.

Oversubscription Privilege. If you fully subscribe your basic subscription privilege, you may subscribe for additional shares of our common stock, by delivery of the required documents, including your stock certificates if you hold your shares in certificated form, and payment of the exercise price, before the expiration of the rights offering.

Pro Rata Allocation. If all of the warrants are not exercised under the basic subscription privilege, we will issue additional shares to warrantholders who exercise their oversubscription privilege. If there are not enough shares to satisfy all subscriptions made under the oversubscription privilege, we will allocate the remaining shares pro rata, after eliminating all fractional shares, among those oversubscribing warrantholders. “Pro rata” means in proportion to the total number of shares held by such warrantholders (inclusive of shares that could be received by holders of disputed unsecured claims), including the number of shares each warrantholder subscribed for under the basic subscription privilege. If there is a pro rata allocation of the remaining shares and you receive an allocation of a greater number of shares than you subscribed for under your oversubscription privilege, then we will allocate to you only the number of shares for which you subscribed under your oversubscription privilege. We will allocate the remaining shares among all other warrantholders exercising their oversubscription privileges.

Return of Excess Payment. If you exercised your oversubscription privilege and are allocated less than all of the shares for which you wished to subscribe, your excess payment for shares that were not allocated to you will be returned by mail or wire transfer of immediately available funds, without interest or deduction, as soon as reasonably practicable after the expiration date. The applicable warrant agent will deliver to you certificates or make the necessary book-entry transfers, representing the shares which you purchased as soon as reasonably practicable after the expiration date and after all pro rata allocations and adjustments have been completed.

Exercise Price

The exercise price is $     per share, payable in immediately available funds. The exercise price was determined by the disinterested directors of the Board as described below under “— Determination of Terms of the Rights Offering.” If the conditions to the completion of the rights offering are not satisfied or the rights offering is otherwise terminated, your funds will be returned to you as soon as practicable, without interest or deduction.

Exercise of Warrants

You may exercise your warrants by taking the following steps and ensuring the exercise is fully completed in the manner described below at or prior to 5:00 p.m., New York City time, on the expiration date:

Procedure for certificated holders of common stock:

If you are a stockholder and you hold your shares of our common stock in certificated form, you must provide the following to the stock warrant agent at the address set forth below so they are received at or prior to 5:00 p.m., New York City time, on the expiration date:

•	your properly completed and executed exercise form with any required signature guarantees or other supplemental documentation;

•	your full exercise price payment for each share subscribed for based upon your basic subscription privilege and (if applicable) your oversubscription privilege; and

•	the certificates evidencing the shares of our common stock in an amount at least equal to the warrants to be exercised.

All of the above must be RECEIVED by the stock warrant agent by the expiration date at the following address:

If your payment is being made by an uncertified personal check you must allow significant additional time for your check to clear at or prior to 5:00 p.m., New York City time, on the expiration date, and your warrants will not be deemed exercised until such uncertified check clears. The method of delivery of any documentation and/or payment to the stock warrant agent is at your own risk. Overnight courier or hand delivery is recommended. If you choose to use regular mail, however, it is recommend that you use insured, registered mail, return receipt requested. See “The Rights Offering — Delivery of Subscription Materials and Payment.”

Procedure for holders of common stock through a broker, bank, or other nominee:

If you are a stockholder and you hold your shares of our common stock through The Depository Trust Company, or DTC, you must arrange to have your broker, bank, or other nominee effect all required steps on your behalf by the requisite deadlines so that DTC may convey your warrant exercise to the stock warrant agent at or prior to 5:00 p.m., New York City time, on the expiration date. Specifically, please note the following:

•

you must provide your instructions to your broker, bank, or other nominee (in the format requested by your nominee) to instruct DTC to transfer the shares of common stock representing the warrants to be exercised to a suspense account at DTC on behalf of the stock warrant agent, to be held in escrow for you until after the expiration date;

•

you must also provide instructions to your broker, bank, or other nominee (in the format requested by your nominee) of the number of shares (basic subscription and oversubscription) that you wish to have your nominee exercise on your behalf at the purchase price;

•	you must make any necessary payment arrangements with your broker, bank, or other nominee;

•	you must follow any special instructions provided to you by broker, bank, or other nominee (in the format requested by your nominee) with respect to the exercise of your warrants; and

•	your shares of common stock will be held in a suspense account until after the expiration date, at which time your stock will be released to your nominee on your behalf.

DO NOT SEND ANY INSTRUCTIONS TO THE STOCK WARRANT AGENT OR THE CLAIMS WARRANT AGENT. YOUR INSTRUCTIONS MUST BE PROVIDED TO YOUR BROKER, BANK, OR OTHER NOMINEE (IN THE FORMAT REQUESTED BY YOUR NOMINEE).

Procedure for holders of disputed unsecured claims:

If you are a holder of a disputed unsecured claim, you must provide the following to the claims warrant agent at the address set forth below so they are received at or prior to 5:00 p.m., New York City time, on the expiration date:

•	your properly completed and executed exercise form with any required signature guarantees or other supplemental documentation; and

•	your full exercise price payment for each share subscribed for based upon your basic subscription privilege and (if applicable) your oversubscription privilege.

All of the above must be RECEIVED by the claims warrant agent by the expiration date at the following address:

If your payment is being made by an uncertified personal check you must allow significant additional time for your check to clear at or prior to 5:00 p.m., New York City time, on the expiration date, and your warrants will not be deemed exercised until such uncertified check clears. The method of delivery of any documentation and/or payment to the claims warrant agent is at your own risk. Overnight courier or hand delivery is recommended. If you choose to use regular mail, however, it is recommend that you use insured, registered mail, return receipt requested. See “The Rights Offering — Delivery of Subscription Materials and Payment.”

Procedures applicable to ALL holders:

Once you have exercised the basic subscription privilege or oversubscription privilege, your exercise may not be revoked in whole or in part at any time before or after the expiration date.

Warrants not exercised prior to the expiration date will expire and be of no further value.

Certificate of Incorporation Restrictions; Escrow Protection Mechanics

Our ability to utilize our NOLs would be substantially reduced or eliminated if we were to undergo an ownership change within the meaning of Section 382 of the Code. In order to reduce the risk of an ownership change, our certificate of incorporation restricts the ability of any record or beneficial, direct or indirect, holder of 5% or more of our common stock, however acquired, including acquisition though exercise of warrants, to purchase shares granted by us, to sell, transfer, pledge, encumber or dispose of any shares owned by such 5% stockholder, or to purchase, acquire, or otherwise receive additional shares of our common stock without our prior consent. Our certificate of incorporation also restricts the ability of any other holder whether direct or indirect, record or beneficial, to make an acquisition of our common stock which will result in total ownership, either direct or indirect, record or beneficial, by such stockholder of 5% or more of our common stock without our prior consent. These restrictions will apply unless and until we determine that such acquisition will not result in an unreasonable risk of an ownership change. In determining 5% ownership, the following attribution provisions apply for purposes of Section 382 of the Code:

•

Any family group consisting of an individual, spouse, children, grandchildren and parents are treated as one person. Note that an individual can be treated as a member of several different family groups. For example, your family group would include your spouse, children, father and mother, but your mother’s family group would include her spouse, all her children and her grandchildren.

•	Any common stock owned by any entity will generally be attributed proportionately to the ultimate owners of that entity. Such attribution will also occur through tiered entity structures.

•	Any persons or entities acting in concert or having a formal or informal understanding among themselves to make a coordinated purchase of common stock will be treated as one stockholder.

In determining stock ownership, any person or entity that holds an option to acquire either common stock or another option or right to acquire common stock should be treated as owning the underlying common stock. Ownership may not be structured with an abusive principal purpose of avoiding these rules.

We have the right, in our sole and absolute discretion, to limit the exercise of warrants, including instructing the warrant agents to refuse to honor any exercise of warrants, by 5% stockholders.

The total number of shares of our common stock expected to be outstanding upon completion of the rights offering, including as a result of the commitment of the backstop purchasers, would be                     . Five percent of                     is                     .

In order to avoid an “ownership change” for federal income tax purposes, we have implemented the escrow protection mechanics as follows:

(1) by exercising warrants, each holder will represent to us that such holder will not be, after giving effect to the exercise of warrants and assuming that such holder is issued all of the shares for which the holder subscribed, an owner, either direct or indirect, record or beneficial, or by application of Section 382 attribution provisions summarized above, of more than                 shares, constituting approximately     % of our outstanding common stock if only the minimum number of shares are issued in the rights offering;

(2) if such exercise would result in such holder owning more than                 shares of our common stock, constituting approximately     % of our outstanding common stock if only the minimum number of shares are issued in the rights offering, such holder must notify the applicable warrant agent at the telephone number set forth under “Delivery of Subscription Materials and Payment”;

(3) if requested, each holder will be required to provide us with additional information regarding the amount of common stock that the holder owns; and

(4) we shall have the right to instruct the warrant agents to refuse to honor such holder’s exercise to the extent such exercise might, in our sole and absolute discretion, result in such holder owning 5% or more of our common stock.

By exercising warrants in the rights offering, you agree that the escrow protection mechanics are valid, binding and enforceable against you.

The escrow protection mechanics are meant to be applied in conjunction with the restrictions in our certificate of incorporation and to provide us with a means to both supplement and enforce such restrictions with regard to the exercise of the warrants issued in the rights offering. We intend to vigorously challenge any attempt to violate these restrictions and to pursue all available remedies in the event of any violation. Any purported exercise of warrants, in violation of either the restrictions in our certificate of incorporation or the escrow protection mechanics section, will be void and of no force and effect.

Conditions to the Rights Offering

We may terminate the rights offering if, at any time before completion of the rights offering, there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of the Board would or could make the rights offering or its completion illegal or materially more burdensome to us or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occurs.

In addition, if we determine that the exercise of the warrants would cause an unreasonable risk of a Section 382 ownership change, we may terminate the rights offering. See “Certain United States Federal Income Tax Consequences — Section 382 and Limitations on Use of Losses by Us.”

If the conditions to completion of the rights offering are not satisfied or we otherwise terminate the rights offering, all warrants will expire without value and all exercise payments received by the warrant agents will be returned promptly, without interest or deduction.

The Backstop Purchasers

The Investment Agreements. We are seeking to obtain the commitment of certain stockholders to act as the backstop purchasers. Under the Investment Agreements we will enter into with them, subject to the terms and conditions thereof, they will agree to purchase from us, at the exercise price and pro rata based on their ownership prior to the offering, a number of shares of our common stock equal to the number of shares remaining as a result of warrantholders not fully exercising their warrants, such that gross proceeds of the rights offering will be no less than $         million. Except as a result of any increase in their ownership of common stock, backstop purchasers will not obtain any additional governance or control rights as a result of the rights offering or the backstop commitment. They will also receive a fee in connection with serving as the backstop purchasers.

The Closing. The closing of the transactions contemplated by the Investment Agreements is subject to satisfaction or waiver of the following conditions: (i) the effectiveness of the registration statement relating to the rights offering; (ii) the rights offering having been conducted in accordance with the Investment Agreements in all material respects; (iii) receipt of all material governmental and third party consents (although at this time we are not aware of any such required consents); (iv) the absence of any legal impediment to the consummation of the rights offering or the issuance of shares under the Investment Agreements; (v) the compliance with covenants and the accuracy of representations and warranties provided in the Investment Agreements in all material respects; and (vi) other customary conditions.

Termination. The Investment Agreements may be terminated at any time prior to the closing of the backstop commitment:

•	by mutual written agreement of the backstop purchasers and us;

•

by the backstop purchasers, if the transactions contemplated by the Investment Agreements do not close by the earlier of , 2013 and the date that is     business days after the registration statement for the rights offering has been declared effective, or the Outside Date; provided, however, that the right to terminate the Investment Agreements is not available to any party whose failure to comply with any provision of the Investment Agreements is the cause of, or resulted in, the failure of the closing to occur on or prior to such date;

•

by us, if there is a breach by the backstop purchaser (in the case of termination by us) or by us (in case of termination by the backstop purchasers) of any covenant or representation or warranty that would cause the failure of the satisfaction of a closing condition and is not capable of cure by the Outside Date; or

•	by either party upon the occurrence of any event that results in a failure to satisfy any of such party’s closing conditions, which failure is not capable of cure by the Outside Date.

Fees. Backstop purchasers are expected to receive a fee in connection with serving as the backstop purchasers in connection with the rights offering.

Indemnification. We will agree to indemnify the backstop purchasers and their affiliates and their respective officers, directors, members, partners, employees, agents, and controlling persons for losses arising out of circumstances existing on or prior to the closing date of the rights offering to which an indemnified party becomes subject arising out of a claim instituted by a third party with respect to the rights offering or the transaction contemplated by the Investment Agreements (other than with respect to losses due to statements or omissions made in reliance on information provided to us in writing by the backstop purchasers for use herein and losses attributable to the gross negligence or willful misconduct of the indemnified party or breaches of the Investment Agreements).

Amendments and Cancellation

We reserve the right to extend the expiration date and to amend the terms or conditions of the rights offering. If the offering is extended, the warrant agents will hold your shares and exercise funds, and you will not be able to sell or transfer your shares or claim amount so held during the extension period.

We may amend the terms of the warrants without the approval of any of the warrantholders. After the record date, we may amend the terms of the warrants only to cure an ambiguity or correct or supplement a provision which may be defective or inconsistent with other provisions. We may also add provisions relating to questions or matters which arise and additions which we and the warrant agents deem necessary or desirable and which will not adversely affect the interests of the warrantholders. If we amend the terms or conditions of the rights offering, a new prospectus will be distributed to all warrantholders who have previously exercised warrants and to warrantholders of record of unexercised warrants on the date we amend the terms.

In addition, all warrantholders who have previously exercised warrants, or who exercise warrants within four business days after the mailing of the new prospectus, shall be provided with a form of consent to amended rights offering terms on which they can confirm their exercise of warrants and their exercise under the terms of the rights offering as amended by us. A warrantholder who has previously exercised any warrants, or who exercises warrants within four business days after the mailing of the new prospectus, and who does not return such consent within ten business days after the mailing of such consent by us will be deemed to have canceled his or her exercise of warrants, and the full amount of the exercise price previously paid by such warrantholder will be returned promptly by mail, without interest or deduction. Any completed exercise form received by the warrant agents five or more business days after the date of the amendment will be deemed to constitute the consent of the warrantholder who completed such exercise form to the amended terms.

We reserve the right to cancel the rights offering at any time. Such cancellation would be effected by us by giving oral or written notice of such cancellation to the warrant agents and making a public announcement by press release. If canceled, the exercise price will be promptly returned by mail to exercising warrantholders, without interest or deduction. If the rights offering is canceled, the warrants will not be exercisable and will have no value.

Warrant Agents

For the rights offering, we have appointed                     as warrant agent for our current stockholders, or the stock warrant agent, and                     as warrant agent for the holders of disputed unsecured claims, or the claims warrant agent. The address for each of the warrant agents, which is the address to which the exercise forms, payment of the exercise price and other subscription documents should be delivered, and telephone number is set forth under “— Delivery of Subscription Materials and Payment” below. We will pay the warrant agents customary fees and reimbursements for its expenses. We have also agreed to indemnify the warrant agents against any liability that they may incur in connection with the rights offering.

Information Agent

We have appointed                     as information agent for the rights offering. Any questions or requests for additional copies of this prospectus or any ancillary documents may be directed to the information agent at the

following address and telephone number:                     . We will pay the information agent customary fees and reimbursements for its expenses. We have also agreed to indemnify the information agent against any liability that it may incur in connection with the rights offering.

Method of Payment

Your payment of the exercise price must be made in U.S. dollars for the full number of shares of common stock you are subscribing for by either:

•	certified check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to the applicable warrant agent;

•	wire transfer of immediately available funds directed to ; or

•	personal check payable to the applicable warrant agent.

Receipt of Payment

Your payment will be considered received by the warrant agents only upon:

•	clearance of any uncertified check;

•	receipt by the applicable warrant agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order; or

•	receipt of collected funds in the warrant account designated above.

Clearance of Uncertified Checks

If you are paying by uncertified personal check, please note that uncertified checks may take several business days to clear. If you wish to pay the exercise price by uncertified personal check, we urge you to make payment sufficiently in advance of the expiration date to ensure that your payment is received and clears by that time. We urge you to consider using a certified or cashier’s check, money order or wire transfer of funds to avoid missing the opportunity to exercise your warrants. We will not be responsible for any delays in processing uncertified checks, even if such delays result in your warrants not being exercised.

Delivery of Subscription Materials and Payment

Holders of certificated common stock:

If you are a stockholder and you hold your shares of our common stock in certificated form, you should deliver your subscription documents and payment of the exercise price to the stock warrant agent at the following address:

Your delivery to an address other than the address set forth above will not constitute valid delivery.

Holders of common stock through a broker, bank, or other nominee:

If you are a stockholder and you hold your shares of our common stock through DTC, you must arrange to have your broker, bank, or other nominee effect all required steps on your behalf so that DTC may convey your warrant exercise to the stock warrant agent.

Holders of disputed unsecured claims:

If you are a holder of a disputed unsecured claim, you should deliver your subscription documents and payment of the exercise price to the claims warrant agent at the following address:

Your delivery to an address other than the address set forth above will not constitute valid delivery.

Calculation of Warrants Exercised

If you do not indicate the number of warrants being exercised, or do not forward full payment of the total exercise price payment for the number of warrants that you indicate are being exercised, then you will be deemed to have exercised your subscription privileges with respect to the lesser of the maximum number of warrants that may be exercised with the aggregate exercise price payment and the maximum number of warrants that may be exercised with the number of our common stock certificates you delivered to the stock warrant agent or book-entry transfers effected, if applicable. If your aggregate exercise price payment is in excess of the amount you owe for your subscription, we will return the excess amount to you by mail, without interest or deduction, as soon as practicable after the expiration date.

Exercising A Portion of Your Warrants

If you wish to subscribe for fewer than all the shares of our common stock represented by your warrants, you should indicate on your exercise form the number of warrants you wish to exercise.

Your Funds Will Be Held by the Warrant Agents until Shares of Common Stock Are Issued

The warrant agents will hold your payment of the exercise price payment in a segregated account with other payments received from other warrantholders until we issue your shares to you or return your payment, without interest or deduction.

Signature Guarantee May Be Required

Your signature on each exercise form must be guaranteed by an eligible institution subject to standards and procedures adopted by the applicable warrant agent, unless:

•	your exercise form provides that shares are to be delivered to you as record holder of those warrants; or

•	you are an eligible institution.

An “eligible institution” is a firm or other entity that is identified as an “Eligible Guarantor Institution” in Rule 17Ad-15 under the Exchange Act, including:

•	a bank;

•	a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

•	a credit union;

•	a member of a national securities exchange, registered securities association or clearing agency; or

•	a savings association that is a participant in a securities transfer association for the account of an eligible institution.

Notice to Nominees

If you are a bank, broker, trustee, depository or other nominee who holds shares of our common stock for the account of others, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their warrants. You should obtain instructions from the beneficial owner with respect to the warrants, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should take the appropriate steps through DTC to (i) move the beneficial owner’s shares to a suspense account and (ii) exercise the related warrants (to the extent instructed by the beneficial owner) through DTC’s Automated Subscription Offer Program, or ASOP.

Notice to Beneficial Owners

If you are a beneficial owner of shares of our common stock through a bank, broker, trustee, depository or other nominee, we will ask your bank, broker, trustee, depository or other nominee to notify you of the rights offering. If you wish to exercise your warrants, you will need to have your bank, broker, trustee, depository or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your bank, broker, trustee, depository or other nominee hold them on your behalf, you should contact your bank, broker, trustee, depository or other nominee and request it to effect the transactions for you. You should follow the instructions provided by your nominee with respect to exercising your basic subscription privilege and oversubscription privilege.

Determinations Regarding The Exercise of Your Warrants

We will decide all questions concerning the timeliness, validity, form and eligibility of your exercise of your warrants and our determinations will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine. We may reject the exercise of any of your warrants because of any defect or irregularity. We will not receive or accept any exercise until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

Neither we nor the warrant agents will be under any duty to notify you of any defect or irregularity in connection with your submission of exercise forms and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of warrants if your exercise is not in accordance with the terms of the rights offering or in proper form. We will also not accept your exercise of warrants if our issuance of shares of our common stock to you could be deemed to violate our certificate of incorporation, be unlawful under applicable law, is materially burdensome to us or as otherwise described under “— Conditions to The Rights Offering.”

Questions about Exercising Warrants

If you have any questions, require assistance regarding the method of exercising your warrants or have any requests for additional copies of this prospectus or any documentation related to the exercise of your warrants, you should contact the information agent at the address and telephone number set forth above under “— Information Agent.”

Foreign and Other Stockholders

Exercise forms will not be mailed to warrantholders whose addresses are outside the United States or who have an Army Post Office or a Fleet Post Office address. To exercise such warrants, you must notify the applicable warrant agent and take all other steps that are necessary to exercise your warrants on or prior to the expiration date. If the procedures set forth in the preceding sentence are not followed prior to the expiration date your warrants will expire.

Shares of Common Stock Outstanding after the Rights Offering

If all the warrants are exercised in the rights offering (or the backstop commitment is fully satisfied),                 shares of our common stock will be issued and outstanding, based on the number of shares outstanding on                 , 2013. Based on the                 shares of our common stock issued and outstanding as of                 , 2013, our issuance of shares in the rights offering would result, on a pro forma basis as of                 in an approximate     % increase in the number of outstanding shares of our common stock.

Other Matters

We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we selling or accepting any offers to purchase any shares of our common stock from warrantholders who are residents of those states or other jurisdictions. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in order to comply with the securities law requirements of those states or other jurisdictions. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions you will not be eligible to participate in the rights offering.

The common stock underlying the warrants will not be a covered security under Section 18 of the Securities Act, which would enable us to offer the warrants to all holders of our common stock, regardless of the regulations in the holders’ states of residency. As a result, we will be required to apply for qualification of this rights offering with certain state securities commissions. We currently intend to proceed with the rights offering even if we do not receive qualification for this rights offering from certain state securities commissions. Prior to the commencement of this rights offering, we will advise residents of any such state if the securities commission in that state has disapproved this rights offering or has imposed any conditions or limitations on this rights offering in such state. Such disapproval would result in warrantholders in that state not being able to exercise their warrants in this rights offering, and such conditions or limitations could affect the terms of this rights offering with respect to warrantholders in that state. We have the discretion to delay or to refuse to distribute any shares you may elect to purchase through the exercise of rights if we deem it necessary to comply with applicable securities laws, including state securities and blue sky laws.

We will not allow any warrantholder to exercise their warrant if we are aware that such warrantholder is required to obtain prior clearance or approval from or submit a notice to any state or federal regulatory authority to acquire, own, or control such securities and we determine in our sole discretion that, as of the expiration date of the rights offering, such clearance or approval has not been satisfactorily obtained and/or any applicable waiting period has not expired. We are not currently aware of any warrantholder who may be required to obtain regulatory approval in order to participate in the rights offering.

Determination of Terms of the Rights Offering

Our disinterested directors approved the rights offering, including the per share exercise price, after carefully evaluating our imminent need for additional capital. The disinterested directors considered alternative capital raising methods that could be available to us and analyzed, among other things, the low likelihood of effecting another form of financing due to restrictions under Section 382 of the Code associated with our emergence from bankruptcy. The disinterested directors also considered the dilution that would be caused by the rights offering.

PLAN OF DISTRIBUTION

The common stock covered by this prospectus will be issued upon exercise of the warrants described above.

DESCRIPTION OF CAPITAL STOCK

General

We have authorized under our certificate of incorporation 300,000,000 shares of common stock, $.01 par value per share, and 3,000,000 shares of preferred stock, $.01 par value per share. As of the date of this prospectus, there were outstanding shares of our common stock held by approximately                     stockholders

The following description of our capital stock and provisions of our certificate of incorporation, bylaws, Stockholders Agreement and Registration Rights Agreement are summaries. Copies of these documents have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

Certificate of Incorporation and Bylaws

Pursuant to the Plan, on the Emergence Date, our certificate of incorporation and bylaws were amended and restated in their entirety.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of the common stock are entitled to receive dividends, if any, as may be declared from time to time by the Board out of legally available funds.

Voting Rights

Each holder of the common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors.

Liquidation

In the event of a liquidation, dissolution or winding up, holders of the common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Restrictions on Transfer

Our certificate of incorporation contains restrictions on the transfer of certain of our securities by holders who are, or would become as a result of such transfer, a holder of at least 5% of the common stock within the meaning of Section 382 of the Code. Such restrictions were put in place in order to preserve our net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any “net unrealized built-in loss” within the meaning of Section 382 of the Code.

Rights and Preferences

Holders of the common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of the common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Anti-Takeover Provisions

As noted above, because our stockholders do not have cumulative voting rights, stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors. Our certificate of incorporation and bylaws provide that only the chairman of the Board, the chief executive officer or any officer upon the written request of a majority of the Board, may call a special meeting of the stockholders.

The certificate of incorporation requires a 66 2/3% stockholder vote for the amendment or repeal of certain provisions of the certificate of incorporation relating to the makeup of the Board, voting requirements, liability of directors, indemnification of officers and directors, and the transfer restrictions noted above under “Restrictions on Transfer.” Our bylaws requires a 66 2/3% stockholder vote for the amendment or repeal of certain provisions of the bylaws. The combination of the lack of cumulative voting and the 66 2/3% stockholder voting requirements will make it more difficult for existing stockholders to replace the Board as well as for another party to obtain control of us by replacing the Board. Because the Board has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for the Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us.

These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of us. These provisions are intended to enhance the likelihood of continued stability in the composition of the Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in our management.

In addition, we are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or is an affiliate or associate of the corporation and within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Stockholders Agreement

For a description of the Stockholders Agreement, see “Corporate Governance — Board Composition and Independence” and “Certain Relationships and Related Party Transactions.”

Registration Rights Agreement

Pursuant to the Plan, on the Emergence Date, we and certain stockholders entered into a registration rights agreement, or the Registration Rights Agreement, providing those stockholders with certain registration rights.

Pursuant to the Registration Rights Agreement, among other things, at any time after the earlier of the consummation of a qualified public offering or sixty (60) days after the Emergence Date, any of those stockholders, or a group of such stockholders that, together with its or their affiliates, holds more than fifteen percent (15%) of the Registrable Shares (as defined in the Registration Rights Agreement), will have the right to require us to file with the SEC a registration statement on Form S-1 or S-3, or any other appropriate form under the Securities Act or the Exchange Act for a public offering of all or part of its Registrable Shares, or a Demand Registration (as defined in the Registration Rights Agreement), by delivery of written notice to us, or a Demand Request (as defined in the Registration Rights Agreement).

Within ninety (90) days after receiving the Demand Request, we shall file with the SEC the registration statement, on any form for which we then qualify and which is available for the sale of the Registrable Shares in accordance with the intended methods of distribution thereof, with respect to the Demand Registration. We are required to use commercially reasonable efforts to cause the registration statement to be declared effective as soon as practicable after such filing. We will not be obligated (i) to effect a Demand Registration within ninety (90) days after the effective date of a previous Demand Registration, other than for a shelf registration, or (ii) to effect a Demand Registration unless the Demand Request is for a number of Registrable Shares with an expected market value that is equal to at least (x) $15 million as of the date of such Demand Request or is for one hundred percent of the demanding Stockholder’s Registrable Shares with respect to any Demand Registration made on Form S-1 or (y) $5 million as of the date of such Demand Request with respect to any Demand Registration made on Form S-3.

Upon receipt of any Demand Request, we are required to give written notice, within ten (10) days of such Demand Registration, to all other holders of Registrable Shares, who will have the right to elect to include in such Demand Registration such portion of their Registrable Shares as they may request, subject to certain exceptions.

In addition, subject to certain exceptions, if we propose to register any class of our common stock for sale to the public, we are required, subject to certain conditions, to include all Registrable Shares with respect to which we have received written requests for inclusion.

The rights of a holder of Registrable Shares may be transferred, assigned or otherwise conveyed on to any transferee or assignee of such Registrable Shares, subject to applicable state and federal securities laws and regulations, our certificate of incorporation and the Stockholders Agreement. We will be responsible for expenses relating to the registrations contemplated by the Registration Rights Agreement.

The registration rights granted in the Registration Rights Agreement are subject to customary indemnification and contribution provisions, as well as customary restrictions such as suspension periods and, if a registration is for an underwritten offering, limitations on the number of shares to be included in the underwritten offering imposed by the managing underwriter.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain U.S. federal income tax consequences to holders of our common stock and to holders of disputed unsecured claims upon the issuance of the warrants in the rights offering and upon the exercise of the warrants. The discussion is based upon the Code, treasury regulations, judicial authorities, published positions of the IRS and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretations possibly with retroactive effect. The discussion does not address all of the tax consequences that may be relevant to a particular holder of our common stock or to holders subject to special treatment under federal income tax laws such as financial institutions, insurance companies, broker-dealers, tax-exempt organizations, foreign persons, or persons holding our common stock as part of a straddle or conversion transaction. This discussion is limited to U.S. persons that hold our common stock as capital assets. Except as otherwise stated herein, no ruling has been or will be sought from the IRS regarding any matter discussed herein. Our counsel has not rendered any legal opinion regarding any tax consequences relating to us or an investment in us. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. Holders of warrants on the record date should consult their tax advisors as to the federal income tax consequences of the rights offering that are relevant to their particular situations, as well as the effects of state, local and non-U.S. tax laws.

For purposes of this discussion, a U.S. person means any one of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity created or organized in or under the laws of the United States or of any political subdivision thereof;

•

a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

If a partnership (or any other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) holds a warrant, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partners and partnerships holding warrants should consult their tax advisors concerning the U.S. federal income and other tax consequences relevant to their particular situation.

Issuance of Warrants, Basis and Holding Period

Holders of our common stock on the record date will not recognize taxable income in connection with the receipt of the warrants pursuant to the rights offering, provided that the distribution does not have the result of causing some holders of our stock or warrants to receive an increase in their proportionate interest in our assets or our earnings and profits and other holders of our stock or warrants to receive cash or property. The distribution of the warrants in the rights offering should not have the effect of causing some holders of our stock or warrants to receive an increase in their proportionate interest in our assets or our earnings and profits and other holders of our stock or warrants to receive cash or property. Therefore, no income should be recognized by any record date holders of our common stock in connection with the issuance of the warrants pursuant to the rights offering.

Except as provided in the following sentence, the basis of the warrants received by a holder with respect to such holder’s common stock will be zero. If either (1) the fair market value of the warrants on the record date is 15% or more of the fair market value, on such date, of the common stock with respect to which the warrants are received, or (2) the holder elects, on the holder’s federal income tax return for the taxable year in which the warrants are received, to allocate part of the basis of the common stock with respect to which the warrants are received to the warrants, then upon exercise of the warrants, the holder’s basis in such common stock will be allocated between the common stock and the warrants in proportion to the fair market values of each on the record date.

The holding period of the warrants received in the rights offering will include the holder’s holding period for the common stock with respect to which the warrants were issued.

The treatment of a holder of a disputed unsecured claim that receives a warrant pursuant to the rights offering is uncertain. The Company intends to take the position that the holder of the disputed unsecured claim would be treated as receiving the warrants in partial satisfaction of its claim. To the extent that any claim includes accrued but unpaid interest thereon, the Company intends to take the position that, for federal income tax purposes, the distribution of warrants to the holder of such a claim shall be allocated to the principal amount of the claim first and then, to the extent the consideration exceeds the principal amount of the claim, to the portion of such claim representing accrued but unpaid interest. No assurances can be made in this regard. Alternatively, if the distribution were treated as being allocated first to accrued but unpaid interest, a holder of a disputed unsecured claim would realize ordinary income in an amount equal to the accrued but unpaid interest not already taken into income under the Holder’s method of accounting up to the amount of the fair market value of the warrant. Holders of disputed unsecured claims who receive warrants should consult their tax advisors as to the federal income tax consequences of the receipt of the warrants.

Expiration of the Warrants

Holders who receive warrants in the rights offering with respect to their common stock and who allow such warrants to expire unexercised will not recognize any gain or loss, and no adjustment will be made to the basis of the holder’s common stock. Holders who receive warrants in the rights offering with respect to their disputed unsecured claims and who allow such warrants to expire will generally recognize a capital loss equal to the fair market value of the expired warrants at the time they were issued.

Exercise of the Warrants, Basis and Holding Period of Acquired Shares

No gain or loss is recognized by a holder upon the exercise of the warrants received in the rights offering with respect to the holder’s common stock (except with respect to cash received in lieu of fractional shares). The basis of each share of common stock acquired through exercise of such warrants will be equal to the sum of the exercise price paid and the basis, if any, of the warrants. The holding period for the common stock acquired through exercise of such warrants received in the rights offering will begin on the date of the closing of the rights offering.

No gain or loss is recognized by a holder upon the exercise of the warrants received in the rights offering with respect to the holder’s disputed unsecured claims (except with respect to cash received in lieu of fractional shares). Assuming the holder is treated as receiving the warrant in partial satisfaction of its claim, the basis of each share of common stock acquired through exercise of such warrants will be equal to the exercise price paid plus the fair market value of the warrant at the time the holder receives the warrant. Assuming the holder is treated as receiving the warrant in partial satisfaction of its claim, the holding period for the common stock acquired through exercise of such warrants received in the rights offering will begin on the date of the closing of the rights offering.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS and to each holder the amount, if any, of the dividends paid on our stock and the amount of tax, if any, that we withheld on such distribution. Under current U.S. Treasury

Regulations, U.S. information reporting requirements and backup withholding tax will generally apply to dividends and to gross proceeds of a sale or other taxable disposition of our stock received by a holder of our stock unless such holder furnishes a correct taxpayer identification number and provides other certification or is otherwise exempt from backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the holder’s U.S. federal income tax liability if certain required information is furnished to the IRS.

Section 382 and Limitations on Use of Losses by Us

As of December 31, 2012, we expect to report that we had NOLs estimated to be approximately $1.3 billion for federal income tax purposes, which expire in various amounts, if not used between 2027 and 2032. Some or all of these NOLs may be available to offset our future taxable income, if any, but the continued availability of our NOLs is subject to the rules of Section 382 of the Code. Section 382 generally restricts the use of an NOL after an “ownership change,” generally a more than 50% increase in stock ownership, measured by value, during any 3-year testing period by “5% shareholders.” In the event of an ownership change, the amount of our NOLs that could be utilized in any taxable year would be generally limited to the product of the value of our stock on the date of the ownership change, multiplied by the long-term tax-exempt rate, which is a measure of interest rates on long-term tax-exempt bonds.

The rights offering may result in a substantial increase in the ownership of our stock by 5% stockholders. The rights offering is intended to substantially comply with applicable treasury regulations.

In addition, our certificate of incorporation contains restrictions on the transfer and acquisition of our shares, which were intended to prevent an involuntary ownership change, although such restrictions cannot prevent an involuntary ownership change in all circumstances. The rights offering also contains certain other provisions which will be applied in conjunction with the restrictions in our certificate of incorporation to provide us with a means to enforce such restrictions with regard to the exercise of the warrants issued in the rights offering. See “The Rights Offering — Certificate of Incorporation Restrictions; Escrow Protection Mechanics” for a more complete discussion. We cannot be certain, however, that these restrictions will prevent a transaction that is outside of our control from triggering an ownership change.

LEGAL MATTERS

The validity of our common stock will be passed upon for us by Porter Hedges LLP, Houston, Texas. Certain tax matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements of Delta Petroleum Corporation (Predecessor) as of December 31, 2011 and for the period from January 1, 2012 through August 31, 2012 and for the year ended December 31, 2011, have been incorporated by reference herein and in the registration statement, in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon on the authority of said firm as experts in auditing and accounting. Our report over the consolidated financial statements contains an explanatory paragraph that states that the Predecessor filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code on December 16, 2011. The Predecessor’s plan of reorganization became effective and the Company emerged from bankruptcy protection on August 31, 2012. In connection with its emergence from bankruptcy, the Company adopted the guidance for fresh start accounting in conformity with FASB ASC Topic 852, Reorganizations, effective as of August 31, 2012. Accordingly, the Predecessor’s consolidated financial statements prior to August 31, 2012 are not comparable to its consolidated financial statements for periods after August 31, 2012.

The consolidated financial statements of Par Petroleum Corporation as of December 31, 2012 and for the period from September 1, 2012 through December 31, 2012, have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of EKS&H LLLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The information included in or incorporated by reference into this prospectus regarding estimated quantities of our proved reserves, the future net revenues from those reserves and their present value is based, in part, on estimates of our proved reserves, future production, and income attributable to certain leasehold and royalty interests as of December 31, 2012 that were prepared by Netherland, Sewell & Associates, Inc., an independent petroleum engineering firm. These estimates are aggregated and the sums are included in or incorporated by reference into this prospectus in reliance upon the authority of the firm as an expert in these matters.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information contained in documents that we file with the SEC into this prospectus. This means that we can disclose important information to you by referring you to those documents and that the information included in those documents is considered part of this prospectus. The following documents filed with the SEC are incorporated by reference into this prospectus, unless otherwise indicated:

•	our Annual Report on Form 10-K for the year ended December 31, 2012, as filed on March 27, 2013; and

•

our Current Reports on Form 8-K or Form 8-K/A filed on January 3, 2013, February 15, 2013 and April 2, 2013 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K); and

•	our Registration Statement on Form 8-A/A filed on December 28, 2012.

Any statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed to constitute a part of this prospectus except as so modified or superseded. The information contained in this prospectus should be read together with the information in the documents incorporated in this prospectus by reference.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered these incorporated documents without charge, excluding any exhibits to these documents unless the exhibit is specifically incorporated by reference in such document, upon request received in writing or by telephone at the following address: R. Seth Bullock, Chief Financial Officer, Par Petroleum Corporation, 1301 McKinney, Suite 2025, Houston, Texas 77010, (713) 969-3923.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-l regarding this rights offering. This prospectus does not contain all of the information found in the registration statement. For further information regarding us, the rights offering and our common stock, you may desire to review the full registration statement, including its exhibits and schedules, filed under the Securities Act. The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website on the Internet at www.sec.gov. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC’s website.

We are subject to the proxy solicitation rules, annual and periodic reporting requirements, restrictions of stock purchases and sales by affiliates and other requirements of the Exchange Act. We furnish our stockholders with annual reports containing audited financial statements certified by independent auditors. You may read and copy any documents filed by us with the SEC at the public reference room and website of the SEC referred to above.

APPENDIX A

Glossary of Terms

The terms defined in this section are used in this prospectus:

Bbl. One barrel (of oil or natural gas liquids).

Bcf. Billion cubic feet (of natural gas).

Bcfe. Billion cubic feet equivalent.

Equivalent volumes. Equivalent volumes are computed with oil and natural gas liquid quantities converted to Mcf on an energy equivalent ratio of one barrel to six Mcf.

MBbls. Thousands of barrels of oil or natural gas liquids.

Mcf. Thousand cubic feet (of natural gas).

Mcfe. Thousand cubic feet equivalent.

MMBbls. Millions of barrels of oil or natural gas liquids.

MMcf. Million cubic feet.

MMcfe. Million cubic feet equivalent.

Present value or PV-10 When used with respect to oil and gas reserves, present value or PV-10 means the estimated future gross revenue to be generated from the production of net proved reserves, net of estimated production and future development and abandonment costs, using prices and costs in effect at the determination date, without giving effect to non-property related expenses such as general and administrative expenses, debt service, accretion, and future income tax expense or to depreciation, depletion, and amortization, discounted using monthly end-of-period discounting at a nominal discount rate of 10% per annum.

Proved developed reserves. Estimated proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

Proved reserves. Those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible — from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations — prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation.

Proved undeveloped reserves. Estimated proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required.

Working interest. An operating interest which gives the owner the right to drill, produce, and conduct operating activities on the property and a share of production.

A-1

            Shares of Common Stock

Issuable Upon Exercise of Non-Transferable Warrants

PAR PETROELUM CORPORATION

PRELIMINARY PROSPECTUS

                    , 2013

Part II

Information Required in the Registration Statement

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Set forth below are the expenses (other than fees expected to be received by backstop purchasers in connection with serving as the backstop purchasers) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. Par Petroleum Corporation, or the Company, will pay all expenses related to this offering. With the exception of the SEC registration fee, the amounts set forth below are estimates.

SEC registration fee		$6,820
Printing and engraving expenses		*
Legal counsel fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous		*

Total	$	*

*	To be provided by amendment.

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the General Corporation Law of the State of Delaware, commonly referred to as the DGCL, permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action.

In an action brought to obtain a judgment in the corporation’s favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement of such action, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses (including attorneys’ fees).

The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. There are additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (i) by a majority vote of a quorum of disinterested members of the board of directors, (ii) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (iii) by the stockholders.

As permitted by the DGCL, the Company’s bylaws provide that the Company will indemnify its directors, officers, employees and agents against certain liabilities that they may incur in their capacities as directors, officers, employees and agents. Furthermore, the Company’s certificate of incorporation, indemnifies its directors, officers, employees, and agents, together referred to as the Authorized Representatives, against certain liabilities arising on or after August 31, 2012, the effective date of the Third Amended Joint Chapter 11 Plan of Reorganization of Delta Petroleum Corporation and Its Debtor Affiliates, dated August 16, 2012, to the extent such Authorized Representatives acted in good faith and in a manner such Authorized Representatives reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such Authorized Representatives’ conduct was unlawful. The Company has also entered into indemnification agreements with its officers and directors providing for indemnification to the maximum extent permitted under the DGCL. The Company has director and officer liability insurance policies that provide coverage of up to $10 million.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

Pursuant to the Plan, on the Emergence Date, all shares of the Company’s common stock outstanding prior to the Emergence Date were cancelled. In addition, pursuant to the Plan, on the Emergence Date, the Company issued (i) 145,736,082 shares of the Company’s common stock to the holders of the Company’s prior 7% Series A Senior Notes due 2015 and the Company’s prior 3 3/4% Convertible Senior Note due 2037, (ii) 1,919,733 shares of common stock to the holders of allowed general unsecured claims under the Plan, and (iii) warrants to purchase up to 9,592,125 million shares of the Company’s common stock issued to the lenders under the Company’s delayed draw term loan agreement. Pursuant to the Plan, between the Emergence Date and December 31, 2012, the Recovery Trustee settled 25 claims with an aggregate face amount of $6.6 million for approximately $258,905 in cash and 202,753 shares of stock. Pursuant to the Plan, subsequent to year end and up to March 25, 2013, the Recovery Trustee settled an additional 25 claims with an aggregate face amount of $12.3 million for approximately $676,092 in cash and 1,469,575 shares of stock. The Company’s common stock and warrants to purchase the Company’s common stock issued pursuant to the Plan were issued pursuant to Section 1145 of the Bankruptcy Code, which exempts the issuance of securities from the registration requirements of the Securities Act of 1933, as amended.

ITEM 16.	EXHIBITS.

The following documents are filed as exhibits to this registration statement:

2.1	Third Amended Joint Chapter 11 Plan of Reorganization of Delta Petroleum Corporation and Its Debtor Affiliates dated August 13, 2012. Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on September 7, 2012.***

2.2	Contribution Agreement, dated as of June 4, 2012, among Piceance Energy, LLC, Laramie Energy, LLC and the Company. Incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K filed on June 8, 2012.***

2.3	Purchase and Sale Agreement dated as of December 31, 2012, by and among the Company, SEACOR Energy Holdings Inc., SEACOR Holdings Inc., and Gateway Terminals LLC. Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on January 3, 2013.***

3.1	Amended and Restated Certificate of Incorporation of the Company. Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

3.2	Amended and Restated Bylaws of the Company. Incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

4.1	Form of the Company’s Common Stock Certificate. Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

4.2	Stockholders Agreement effective as of August 31, 2012, by and among the Company, Zell Credit Opportunities Master Fund, L.P., Waterstone Capital Management, L.P., Pandora Select Partners, LP, Iam Mini-Fund 14 Limited, Whitebox Multi-Strategy Partners, LP, Whitebox Credit Arbitrage Partners, LP, HFR RVA Combined Master Trust, Whitebox Concentrated Convertible Arbitrage Partners, LP and Whitebox Asymmetric Partners, LP. Incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

4.3	Registration Rights Agreement effective as of August 31, 2012, by and among the Company, Zell Credit Opportunities Master Fund, L.P., Waterstone Capital Management, L.P., Pandora Select Partners, LP, Iam Mini-Fund 14 Limited, Whitebox Multi-Strategy Partners, LP, Whitebox Credit Arbitrage Partners, LP, HFR RVA Combined Master Trust, Whitebox Concentrated Convertible Arbitrage Partners, LP and Whitebox Asymmetric Partners, LP. Incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

4.4	Warrant Issuance Agreement dated as of August 31, 2012, by and among the Company and WB Delta, Ltd., Waterstone Offshore ER Fund, Ltd., Prime Capital Master SPC, GOT WAT MAC Segregated Portfolio, Waterstone Market Neutral MAC51, Ltd., Waterstone Market Neutral Master Fund, Ltd., Waterstone MF Fund, Ltd., Nomura Waterstone Market Neutral Fund, ZCOF Par Petroleum Holdings, L.L.C. and Highbridge International, LLC. Incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

4.5	Form of Common Stock Purchase Warrant dated as of June 4, 2012. Incorporated by reference to Exhibit 4.5 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

4.6	Par Petroleum Corporation 2012 Long Term Incentive Plan. Incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8 filed on December 21, 2012.*

4.7	Form of Warrant Agent Agreement.****

5.1	Opinion of Porter Hedges LLP.****

10.1	Delayed Draw Term Loan Credit Agreement dated as of August 31, 2012, by and among the Company, the Guarantors party thereto, the Lenders party thereto and Jefferies Finance LLC, as administrative agent for the Lenders. Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

10.2	First Amendment to Delayed Draw Term Loan Credit Agreement, Joinder, Waiver, Consent and Omnibus Amendment Agreement dated as of September 28, 2012, by and among the Company, the Guarantors party thereto, the Lenders party thereto and Jefferies Finance LLC, as administrative agent for the Lenders. Incorporated by reference to Exhibit 10.2 to the Company’s Annual Report on Form 10-K filed on March 27, 2013.

10.3	Waiver and Second Amendment to Delayed Draw Term Loan Credit Agreement, Joinder, Waiver, Consent and Omnibus Amendment Agreement dated as of November 29, 2012, by and among the Company, the Guarantors party thereto, the Lenders party thereto and Jefferies Finance LLC, as administrative agent for the Lenders. Incorporated by reference to Exhibit 10.3 to the Company’s Annual Report on Form 10-K filed on March 27, 2013.

10.4	Third Amendment to Delayed Draw Term Loan Credit Agreement, Joinder, Waiver, Consent and Omnibus Amendment Agreement dated as of December 28, 2012, by and among the Company, the Guarantors party thereto, the Lenders party thereto and Jefferies Finance LLC, as administrative agent for the Lenders. Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 3, 2013.

10.5	Amended and Restated Limited Liability Company Agreement for Piceance Energy, LLC. Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

10.6	Credit Agreement dated as of June 4, 2012 among Piceance Energy, LLC, the financial institutions party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and Wells Fargo Bank, National Association, as syndication agent. Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

10.7	First Amendment to Credit Agreement dated August 31, 2012, by and among Piceance Energy, LLC, the financial institutions party thereto, and JPMorgan Chase Bank, N.A. Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

10.8	Wapiti Recovery Trust Agreement dated August 27, 2012, by and among the Company, DPCA LLC, Delta Exploration Company, Inc., Delta Pipeline, LLC, DLC, Inc., CEC, Inc., Castle Texas Production Limited Partnership, Amber Resources Company of Colorado, Castle Exploration Company, Inc. and John T. Young. Incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

10.9	Delta Petroleum General Recovery Trust Agreement dated August 27, 2012, by and among the Company, DPCA LLC, Delta Exploration Company, Inc., Delta Pipeline, LLC, DLC, Inc., CEC, Inc., Castle Texas Production Limited. Partnership, Amber Resources Company of Colorado, Castle Exploration Company, Inc. and John T. Young. Incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

10.10	Pledge Agreement dated August 31, 2012, by Par Piceance Energy Equity LLC in favor of Jefferies Finance LLC. Incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

10.11	Intercreditor Agreement dated August 31, 2012, by and among JP Morgan Chase Bank, N.A., as administrative agent for the First Priority Secured Parties (as defined therein), Jefferies Finance LLC, as administrative agent for the Second Priority Secured Parties (as defined therein), the Company and Par Piceance Energy Equity LLC. Incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

10.12	Pledge and Security Agreement, dated August 31, 2012, by the Company and certain of its subsidiaries in favor of Jefferies Finance LLC. Incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

10.13	Letter of Credit Facility Agreement dated as of December 27, 2012, by and between the Company and Compass Bank. Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on January 3, 2013.

10.14	Form of Indemnification Agreement between the Company and its Directors and Executive Officers. Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 19, 2012.*

23.1	Consent of EKS&H LLLP.**

23.2	Consent of KPMG LLP.**

23.3	Consent of Netherland, Sewell & Associates, Inc.**

23.4	Consent of Porter Hedges LLP (included in Exhibit 5.1).****

23.5	Consent of Skadden, Arps, Slate, Meagher & Flom LLP.**

99.1	Report of Netherland, Sewell & Associates, Inc. regarding the registrant’s estimated proved reserves as of December 31, 2012. Incorporated by reference to Exhibit 99.1 to the Company’s Annual Report on Form 10-K filed on March 27, 2013.

99.2	Agreement of Settlement and Release dated September 19, 2012, by and between The Wapiti Recovery Trust and Wapiti Oil & Gas, L.L.C. Incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on September 25, 2012.

99.3	Form of Letter to Stockholders from the Company.****

99.4	Form of Letter to Holders of Disputed Unsecured Claims from the Company.****

99.5	Form of Instructions for Use of Exercise Form.****

99.6	Form of Letter to Clients of Nominee Holders.****

*	Management contracts and compensatory plans.
**	Filed herewith.
***	Schedules and similar attachments to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish supplementally a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.
****	To be filed by amendment.

ITEM 17.	UNDERTAKINGS.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 8, 2013.

Par Petroleum Corporation

By:	/s/ John T. Young, Jr.
John T. Young, Jr.
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John T. Young, Jr. and Seth Bullock, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462 or otherwise) and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates presented.

Signature	Title	Date

/s/ John T. Young, Jr. John T. Young, Jr.	Chief Executive Officer (Principal Executive Officer)	April 8, 2013

/s/ R. Seth Bullock R. Seth Bullock	Chief Financial Officer (Principal Financial and Accounting Officer)	April 8, 2013

/s/ William Monteleone William Monteleone	Chairman of the Board	April 8, 2013

/s/ L. Melvin Cooper L. Melvin Cooper	Director	April 8, 2013

/s/ Michael R. Keener Michael R. Keener	Director	April 8, 2013

/s/ Benjamin Lurie Benjamin Lurie	Director	April 8, 2013

/s/ Jacob Mercer Jacob Mercer	Director	April 8, 2013

Exhibit Number	Description

2.1	Third Amended Joint Chapter 11 Plan of Reorganization of Delta Petroleum Corporation and Its Debtor Affiliates dated August 13, 2012. Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on September 7, 2012.***

2.2	Contribution Agreement, dated as of June 4, 2012, among Piceance Energy, LLC, Laramie Energy, LLC and the Company. Incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K filed on June 8, 2012.***

2.3	Purchase and Sale Agreement dated as of December 31, 2012, by and among the Company, SEACOR Energy Holdings Inc., SEACOR Holdings Inc., and Gateway Terminals LLC. Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on January 3, 2013.***

3.1	Amended and Restated Certificate of Incorporation of the Company. Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

3.2	Amended and Restated Bylaws of the Company. Incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

4.1	Form of the Company’s Common Stock Certificate. Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

4.2	Stockholders Agreement effective as of August 31, 2012, by and among the Company, Zell Credit Opportunities Master Fund, L.P., Waterstone Capital Management, L.P., Pandora Select Partners, LP, Iam Mini-Fund 14 Limited, Whitebox Multi-Strategy Partners, LP, Whitebox Credit Arbitrage Partners, LP, HFR RVA Combined Master Trust, Whitebox Concentrated Convertible Arbitrage Partners, LP and Whitebox Asymmetric Partners, LP. Incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

4.3	Registration Rights Agreement effective as of August 31, 2012, by and among the Company, Zell Credit Opportunities Master Fund, L.P., Waterstone Capital Management, L.P., Pandora Select Partners, LP, Iam Mini-Fund 14 Limited, Whitebox Multi-Strategy Partners, LP, Whitebox Credit Arbitrage Partners, LP, HFR RVA Combined Master Trust, Whitebox Concentrated Convertible Arbitrage Partners, LP and Whitebox Asymmetric Partners, LP. Incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

4.4	Warrant Issuance Agreement dated as of August 31, 2012, by and among the Company and WB Delta, Ltd., Waterstone Offshore ER Fund, Ltd., Prime Capital Master SPC, GOT WAT MAC Segregated Portfolio, Waterstone Market Neutral MAC51, Ltd., Waterstone Market Neutral Master Fund, Ltd., Waterstone MF Fund, Ltd., Nomura Waterstone Market Neutral Fund, ZCOF Par Petroleum Holdings, L.L.C. and Highbridge International, LLC. Incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

4.5	Form of Common Stock Purchase Warrant dated as of June 4, 2012. Incorporated by reference to Exhibit 4.5 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

4.6	Par Petroleum Corporation 2012 Long Term Incentive Plan. Incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8 filed on December 21, 2012.*

4.7	Form of Warrant Agent Agreement.****

5.1	Opinion of Porter Hedges LLP.****

10.1	Delayed Draw Term Loan Credit Agreement dated as of August 31, 2012, by and among the Company, the Guarantors party thereto, the Lenders party thereto and Jefferies Finance LLC, as administrative agent for the Lenders. Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

10.2	First Amendment to Delayed Draw Term Loan Credit Agreement, Joinder, Waiver, Consent and Omnibus Amendment Agreement dated as of September 28, 2012, by and among the Company, the Guarantors party thereto, the Lenders party thereto and Jefferies Finance LLC, as administrative agent for the Lenders. Incorporated by reference to Exhibit 10.2 to the Company’s Annual Report on Form 10-K filed on March 27, 2013.

10.3	Waiver and Second Amendment to Delayed Draw Term Loan Credit Agreement, Joinder, Waiver, Consent and Omnibus Amendment Agreement dated as of November 29, 2012, by and among the Company, the Guarantors party thereto, the Lenders party thereto and Jefferies Finance LLC, as administrative agent for the Lenders. Incorporated by reference to Exhibit 10.3 to the Company’s Annual Report on Form 10-K filed on March 27, 2013.

10.4	Third Amendment to Delayed Draw Term Loan Credit Agreement, Joinder, Waiver, Consent and Omnibus Amendment Agreement dated as of December 28, 2012, by and among the Company, the Guarantors party thereto, the Lenders party thereto and Jefferies Finance LLC, as administrative agent for the Lenders. Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 3, 2013.

10.5	Amended and Restated Limited Liability Company Agreement for Piceance Energy, LLC. Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

10.6	Credit Agreement dated as of June 4, 2012 among Piceance Energy, LLC, the financial institutions party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and Wells Fargo Bank, National Association, as syndication agent. Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

10.7	First Amendment to Credit Agreement dated August 31, 2012, by and among Piceance Energy, LLC, the financial institutions party thereto, and JPMorgan Chase Bank, N.A. Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

10.8	Wapiti Recovery Trust Agreement dated August 27, 2012, by and among the Company, DPCA LLC, Delta Exploration Company, Inc., Delta Pipeline, LLC, DLC, Inc., CEC, Inc., Castle Texas Production Limited Partnership, Amber Resources Company of Colorado, Castle Exploration Company, Inc. and John T. Young. Incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

10.9	Delta Petroleum General Recovery Trust Agreement dated August 27, 2012, by and among the Company, DPCA LLC, Delta Exploration Company, Inc., Delta Pipeline, LLC, DLC, Inc., CEC, Inc., Castle Texas Production Limited. Partnership, Amber Resources Company of Colorado, Castle Exploration Company, Inc. and John T. Young. Incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

10.10	Pledge Agreement dated August 31, 2012, by Par Piceance Energy Equity LLC in favor of Jefferies Finance LLC. Incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

10.11	Intercreditor Agreement dated August 31, 2012, by and among JP Morgan Chase Bank, N.A., as administrative agent for the First Priority Secured Parties (as defined therein), Jefferies Finance LLC, as administrative agent for the Second Priority Secured Parties (as defined therein), the Company and Par Piceance Energy Equity LLC. Incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

10.12	Pledge and Security Agreement, dated August 31, 2012, by the Company and certain of its subsidiaries in favor of Jefferies Finance LLC. Incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

10.13	Letter of Credit Facility Agreement dated as of December 27, 2012, by and between the Company and Compass Bank. Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on January 3, 2013.

10.14	Form of Indemnification Agreement between the Company and its Directors and Executive Officers. Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 19, 2012.*

23.1	Consent of EKS&H LLLP.**

23.2	Consent of KPMG LLP.**

23.3	Consent of Netherland, Sewell & Associates, Inc.**

23.4	Consent of Porter Hedges LLP (included in Exhibit 5.1).****

23.5	Consent of Skadden, Arps, Slate, Meagher & Flom LLP.**

99.1	Report of Netherland, Sewell & Associates, Inc. regarding the registrant’s estimated proved reserves as of December 31, 2012. Incorporated by reference to Exhibit 99.1 to the Company’s Annual Report on Form 10-K filed on March 27, 2013.

99.2	Agreement of Settlement and Release dated September 19, 2012, by and between The Wapiti Recovery Trust and Wapiti Oil & Gas, L.L.C. Incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on September 25, 2012.

99.3	Form of Letter to Stockholders from the Company.****

99.4	Form of Letter to Holders of Disputed Unsecured Claims from the Company.****

99.5	Form of Instructions for Use of Exercise Form.****

99.6	Form of Letter to Clients of Nominee Holders.****

*	Management contracts and compensatory plans.
**	Filed herewith.

***	Schedules and similar attachments to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish supplementally a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.

****	To be filed by amendment.